Exhibit 10.1
Execution Version

SENIOR SECURED SUPERPRIORITY
DEBTOR-IN-POSSESSION
CREDIT AGREEMENT

DATED AS OF JUNE 21, 2019

AMONG

LEGACY RESERVES LP,
as a debtor and debtor-in-possession,
as Borrower,

the other LOAN PARTIES party hereto,
as debtors and debtors-in-possession,
as Guarantors,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,

AND

THE LENDERS PARTY HERETO

Sole Lead Arranger and Bookrunner
Wells Fargo Bank, National Association

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Annex I	Refinanced Loan Amounts
Annex II	New Money Loan Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Interim Order
Exhibit F-1-4	Form of U.S. Tax Compliance Certificates
Exhibit G	Initial Budget

(Continued)

Page

Schedule 1.01	Existing Letters of Credit
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Businesses
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 7.25	Accounts
Schedule 9.02(e)	Existing Debt
Schedule 9.02(f)	Debt Related to Oil and Gas Operations
Schedule 9.03(d)	Liens on Property
Schedule 9.05(a)	Investments
Schedule 13.11	Guarantor Corporate Information

This SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of June 21, 2019 (this “Agreement”), is among Legacy Reserves LP, as a debtor and debtor-in-possession, a limited partnership duly formed and existing under the laws of the State of Delaware (the “Borrower”), the other Loan Parties party hereto, each of the Lenders from time to time party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION (in its individual capacity, “Wells Fargo”), as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”) and as Issuing Bank under and as defined herein.

R E C I T A L S

A.        On June 18, 2019 (the “Petition Date”), the Borrower and the Guarantors (in such capacity, each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court;

B.         The Borrower has requested that the Lenders provide the Borrower with a debtor-in-possession, superpriority, senior secured revolving loan credit facility in an aggregate principal amount of up to $350,000,000 (the “DIP Facility”) in Commitments and Loans from the Lenders, which shall consist of (x) a new money revolving loan facility in the aggregate principal amount of up to $100,000,000, which shall include a sub-facility of up to $1,000,000 for the issuance of Letters of Credit (together the “New Money Facility”) and (y) an $87,500,000 term loan upon entry of the Interim Order and a $162,500,000 term loan upon entry of the Final Order, for a total of $250,000,000, to roll up the Existing Loans under the Existing Credit Agreement (the “Refinancing Facility”), in each case to be afforded the liens and priority set forth in the DIP Orders and as set forth in the other Loan Documents and to be used during the Bankruptcy Cases for the purposes set forth in Section 7.21, and which New Money Facility shall be available for borrowings and other extensions of credit as of the Interim Facility Effective Date, subject in all respects to the terms set out herein and in the other Loan Documents; and

C.         By execution and delivery of this Agreement and the other Loan Documents and entry of the applicable DIP Order, the Guarantors, as applicable, agree to guarantee the Obligations, and the Borrower and each Guarantor agrees to secure all of the Obligations by granting to the Agent, for the benefit of the Secured Parties, a lien and security interest in respect of, and on, substantially all of each Debtor’s respective assets, on and subject to the terms and priorities set forth in the DIP Orders and the other Loan Documents.

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01         Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02        Certain Defined Terms.  Unless otherwise defined in this Agreement, as used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adequate Protection Liens” has the meaning assigned such term in the DIP Orders.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” at any time, means the sum of the aggregate amount of the Commitments of all of the New Money Lenders at such time, as the same may be reduced or terminated pursuant to Section 2.06.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, in the context of this definition of Alternate Base Rate and for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate as quoted at approximately 11:00 a.m. London time on such day to the Agent’s London office for dollar deposits of $5,000,000 having a one-month maturity.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender or any Debtor from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Debtor from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, for any day, (a) with respect to any Refinanced Loan (which shall be an ABR Loan), 3.50% per annum and (b) with respect to any New Money Loan (i) that is a Eurodollar Loan, 5.25% per annum and (ii) that is an ABR Loan, 4.25% per annum.

“Applicable Percentage” means, with respect to any New Money Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that, at any time a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lenders’ Commitment at such time, but subject to Section 4.03) represented by such Lender’s Commitment.  If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Aggregate Commitments most recently in effect giving effect to any assignments.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person (or any credit support provider of such Person) whose issuer rating or whose long term senior unsecured debt rating is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Plan of Reorganization” means the “Plan” as defined in the DIP Order.

“Arranger” means Wells Fargo, in its capacity as sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Agent, in the form of Exhibit D or any other form approved by the Agent.

“Availability Period” means the period from the Interim Facility Effective Date, to, but excluding, the Termination Date.

“Available Commitments” means (a) during the Interim Period, the Interim Facility Cap and (b) during the Final Period, the Aggregate Commitments.

“Available Funds” means, as of any date of determination, the amount by which the Available Commitments on such date exceed the total Revolving Credit Exposure of all Lenders on such date.

“Avoidance Actions” means all claims and causes of action under sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code.

“Avoidance Action Proceeds” means any and all proceeds of any Avoidance Action.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Cases” means the cases of the Debtors filed under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court from and after the Petition Date including any and all proceedings arising in or related to such cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Binger” means Binger Operations, LLC, an Oklahoma limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form of Exhibit B.

“Budget” means a thirteen-week rolling operating budget and cash flow forecast, in form and substance reasonably acceptable to the Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Expenditure Budget” means a budget setting forth the projected capital expenditures of the Loan Parties for the calendar year 2019, in form and substance reasonably acceptable to the Agent.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Carve-Out” has the meaning assigned to such term in the DIP Order.

“Cash Collateralize” means, in respect of any obligation, the provision, and pledge (as a security interest with the priority set forth in the DIP Order) of, cash collateral in dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management services.

“Cash Management Order” means one or more orders of the Bankruptcy Court, including any interim and/or final orders, entered in the Bankruptcy Cases, together with all extensions, modifications and amendments thereto, in form and substance reasonably satisfactory to the Agent, which, among other matters, authorizes the Borrower and the Guarantors to maintain their existing cash management system.

“Cash Receipts” means all cash received by or on behalf of any Debtor, including without limitation:  (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by any Debtor; (c) proceeds from Loans; and (d) any other cash received by or on behalf of any Debtor from whatever source (including amounts received in respect of the liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Debtor having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change in Control” means (a) the Parent ceases to (i) be the Beneficial Owner of 100% of the Equity Interests of Legacy GP, (ii) Control Legacy GP or (iii) be the Beneficial Owner of 100% of the limited partner Equity Interests in the Borrower; (b) Legacy GP ceases to be the sole general partner of the Borrower; (c) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or greater than 50% of the properties or assets (determined by reference to fair market value of such properties and assets at the time of such sale, lease, transfer, conveyance or other disposition) of the Debtors taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act); or (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Parent, measured by voting power rather than number of shares, units or the like.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Chapter 11 Milestones” shall have the meaning assigned to such term in the DIP Orders.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all assets and Property of any kind (including all assets pledged under, and the “Collateral” as defined in, the Existing Security Instruments) that is subject to a Lien in favor of the Agent to secure the Obligations or which under the terms of any Loan Document is purported to be subject to such Lien, which includes, for the avoidance of doubt, all existing (whether pre- or post-petition) and after-acquired, tangible and intangible, personal and real property and assets of each of the Loan Parties and any proceeds thereof and, subject to approval by the Bankruptcy Court pursuant to the Final Order, any Avoidance Action Proceeds; provided that the Collateral shall not include the Excluded Assets; provided, further that notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral does not include any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations) and no Building or Manufactured (Mobile) Home will be encumbered by any Loan Document unless and until the Lenders are given 30 days’ prior written notice thereof and each Lender confirms within such 30 day period to the Agent that its flood due diligence has been completed and flood insurance compliances has been confirmed (including the receipt of evidence of any required flood insurance); provided, further however, that any Building or Manufactured (Mobile) Home located at 1760 Anderson County Road 2608, Tennessee Colony, Anderson County, Texas 75681-0000 shall be included as “Collateral” hereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make New Money Loans and to acquire participations in Letters of Credit hereunder in an aggregate principal amount at any one time outstanding not to exceed the amounts set forth opposite such Lender’s name as its “Commitment” on Annex II (as such Annex II may be amended or modified from time to time in connection with any reduction or modification to any Commitment or to the Aggregate Commitments pursuant to this Agreement), expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such Commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Commitment Fee Rate” means 1.00% per annum.

“Committee” means the statutory official committee of unsecured creditors appointed in the Bankruptcy Cases.

“Commodity Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confirmation Order” means an order, in form and substance reasonably satisfactory to the Agent, confirming the Approved Plan of Reorganization.

“Consolidated Subsidiaries” means, (a) with respect to the Borrower, each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP and (b) with respect to the Parent, each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Parent who (a) was a member of such board of directors on the Petition Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable, accrued expenses, liabilities or other obligations of such Person, in each such case to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the Debt or Property of any other Person; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.  The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) or has a direct or indirect parent company that has become the subject of a Bail-In Action, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.03(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and the Lenders.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Dew Gathering LLC” means Dew Gathering LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“DIP Order” means the Interim Order and the Final Order, as applicable.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which any Debtor is conducting or at any time has conducted business, or where any Property of any Debtor is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Debtor is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (other than, prior to conversion into common Equity Interests, the Existing Convertible Senior Notes).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Debtor would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of any Debtor or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies (i) which are not delinquent; (ii) the nonpayment of which is permitted or required by the Bankruptcy Code; or (iii) which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which the Parent or any other Debtor, as applicable, maintains adequate reserves in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business of the Debtors under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Debtor or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Debtor to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Debtor for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, incurred in the ordinary course of business, which do not secure any Debt or other monetary obligations and which do not materially impair the use of such Property for the purposes of which such Property is held by any Debtor or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and to the extent the Debt in respect thereof is permitted by Section 9.02(f); and (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided that (i) all such Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (except any such action that is subject to the automatic stay of Section 362 of the Bankruptcy Code or as otherwise permitted by a final order of the Bankruptcy Court) and no intention to subordinate the Liens granted in favor of the Agent and/or the other Secured Parties is to be hereby implied or expressed by, or as a result of, the permitted existence of such Excepted Liens; and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Excluded Accounts” means (i) segregated Deposit Accounts, the balance of which consists exclusively of funds set aside in connection with the payment of tax obligations, payroll and employee benefits, medical, dental and employee benefits claims to employees of the Debtors, (ii) zero balance accounts, (iii) fiduciary accounts the balance of which consists exclusively of amounts held in trust for unaffiliated third parties in respect of such third parties’ ratable share of the revenues of Oil and Gas Properties, (iv) escrow accounts the balance of which consists exclusively of purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (v) accounts containing cash collateral permitted under clause (g) of the definition of “Excepted Liens” and (vi) the Adequate Assurance Account and Wyoming Escheat Account (each as defined in the motion approving the Cash Management Order).

“Excluded Assets” means (a) Avoidance Actions; (b) the Excepted Liens; (c) the Excluded Accounts, (d) subject to entry of the Final Order, any amounts surcharged pursuant to section 506(c) of the Bankruptcy Code; and (e) proceeds of any of the foregoing, but only to the extent such proceeds would otherwise independently constitute “Excluded Assets” under clauses (a)-(d); provided that “Excluded Assets” shall not include any Avoidance Actions Proceeds.

“Excluded Swap Obligations” means, with respect to the Borrower or any Guarantor, (a) as it relates to all or a portion of any guarantee of the Borrower or such Guarantor, any Secured Swap Obligation if, and to the extent that, such Secured Swap Obligation (or any guarantee in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of the Borrower or such Guarantor becomes effective with respect to such Secured Swap Obligation, or (b) as it relates to all or a portion of the grant by the Borrower or such Guarantor of a security interest, any Secured Swap Obligation if, and to the extent that, such Secured Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of the Borrower or such Guarantor becomes effective with respect to such Secured Swap Obligation.  If a Secured Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Secured Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03, and (d) any United States withholding Tax that is imposed under FATCA.

“Existing Agent” means Wells Fargo, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Convertible Senior Notes” means “Convertible Senior Notes” as defined in the Existing Credit Agreement.

“Existing Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of April 1, 2014, among the Borrower, the Guarantors (as defined therein), the Existing Agent, and the Existing Lenders, as amended by the First Amendment to Third Amended and Restated Credit Agreement, dated as of April 17, 2014, the Second Amendment to Third Amended and Restated Credit Agreement, dated as of May 22, 2014, the Third Amendment to Third Amended and Restated Credit Agreement, dated as of December 29, 2014, the Fourth Amendment to Third Amended and Restated Credit Agreement, dated as of February 23, 2015, the Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of August 5, 2015, the Sixth Amendment to Third Amended and Restated Credit Agreement, dated as of November 13, 2015, the Seventh Amendment to Third Amended and Restated Credit Agreement, dated as of February 19, 2016, the Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of October 25, 2016, the Ninth Amendment to Third Amended and Restated Credit Agreement, dated as of March 23, 2018, the Tenth Amendment to Third Amended and Restated Credit Agreement, dated as of September 14, 2018, the Eleventh Amendment to Third Amended and Restated Credit Agreement, dated as of September 20, 2018, and the Twelfth Amendment to Third Amended and Restated Credit Agreement, dated as of March 21, 2019.

“Existing Guaranty Agreement” means the “Guaranty Agreement” as defined in the Existing Credit Agreement.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of October 25, 2016, between the Existing Agent, as administrative agent for the Priority Lien Secured Parties (as defined therein), and the Existing Second Lien Agent, as administrative agent for the Junior Lien Secured Parties (as defined therein), and acknowledged and agreed by the Borrower and the Guarantors (as defined in the Existing Credit Agreement), as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Existing Lenders” means the lenders party to the Existing Credit Agreement.

“Existing Letters of Credit” means the letters of credit issued and outstanding as of the date hereof under the Existing Credit Agreement and set forth on Schedule 1.01.

“Existing Loans” means the “Loans” as defined in the Existing Credit Agreement.

“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Obligations” means the “Indebtedness” as defined in the Existing Credit Agreement.

“Existing Second Lien Agent” means Cortland Capital Market Services LLC, a Delaware limited liability company, together with its successors and assigns in such capacity under the Existing Second Lien Loan Documents.

“Existing Second Lien Credit Agreement” means that certain Term Loan Credit Agreement, dated as of October 25, 2016, among the Borrower, as borrower, each of the lenders from time to time party thereto, and the Existing Second Lien Agent, as in effect on the Petition Date.

“Existing Second Lien Loan Documents” means the Existing Second Lien Credit Agreement and each other “Term Loan Document” as defined in the Existing Second Lien Credit Agreement, and any other loan documents entered into in connection therewith, including, without limitation, the Existing Intercreditor Agreement, any promissory notes, mortgages, deeds of trust, security agreements and instruments, guarantees, collateral or credit support documents, and any other agreements, instruments consents or certificates executed by any Debtor in connection with, or as security for the payment or performance of, any Existing Second Lien Loans, in each case, as in effect on the Petition Date.

“Existing Second Lien Loans” means the “Loans” as defined in the Existing Second Lien Credit Agreement, which Debt is intended to be secured on a junior basis by any collateral securing the Existing Loans.

“Existing Security Agreement” means the “Security Agreement” as defined in the Existing Credit Agreement.

“Existing Security Instruments” means the “Security Instruments” as defined in the Existing Credit Agreement.

“Existing Senior Indentures” means the “Senior Indentures” as defined in the Existing Credit Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement dated as of June 21, 2019 from Wells Fargo and acknowledged and agreed to by the Borrower.

“Final Facility Effective Date” has the meaning assigned to such term in Section 6.02.

“Final Order” shall have the meaning assigned to such term in the Interim Order.

“Final Period” means the period from and including the Final Facility Effective Date to but excluding the Termination Date.

“Final Refinanced Loan Amount” means, as to each Refinancing Lender, the amount set forth opposite such Refinancing Lender’s name on Annex I under the caption “Final Refinanced Loan Amount”.

“Final Refinanced Loans” has the meaning specified therefor in Section 2.01(b).

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references to a Financial Officer shall mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over any Debtor, any Properties of a Debtor, any Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, Flood Insurance Regulations, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor Claims” has the meaning set forth in Section 13.12.

“Guarantors” means (a) Legacy Reserves Operating LP, (b) Legacy Reserves Operating GP LLC, (c) Legacy Reserves Energy Services LLC, (d) Dew Gathering LLC, (e) Pinnacle Gas Treating LLC, (f) the Parent Guarantors, (g) Legacy Reserves Finance Corporation, (h) Legacy Reserves Services LLC, (i) Legacy Reserves Marketing LLC and (j) each Material Domestic Subsidiary formed or acquired during the term of this Agreement or any Domestic Subsidiary that is a party to this Agreement and/or guarantees the Obligations pursuant to Section 8.14.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Termination Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on (but excluding) the earlier to occur of (i) the Final Facility Effective Date and (ii) the Maturity Date.

“Interim Facility Cap” means, as of any date of determination, $35,000,000; provided that, if as of any such date of determination during the Interim Period, the Aggregate Commitments are less than $35,000,000, the “Interim Facility Cap” in effect on such date shall equal the amount of the Aggregate Commitments in effect on such date.

“Interim Facility Effective Date” has the meaning specified therefor in Section 6.01 .

“Interim Order” means the interim order of the Bankruptcy Court approving the DIP Facility on an interim basis and entered by the Bankruptcy Court in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agent, the Majority Lenders and the Borrower.

“Interim Refinanced Loan Amount” means, as to each Refinancing Lender, the amount set forth opposite such Refinancing Lender’s name on Annex I under the caption “Interim Refinanced Loan Amounts”.

“Interim Refinanced Loans” has the meaning specified therefor in Section 2.01(b).

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means (i) as to the Existing Letters of Credit, the issuing lender thereof on the Petition Date and (ii) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, One Million dollars ($1,000,000).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any New Money Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Legacy GP” means Legacy Reserves GP, LLC, a Delaware limited liability company.

“Legacy Reserves Energy Services LLC” means Legacy Reserves Energy Services LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Operating GP LLC” means Legacy Reserves Operating GP LLC, a Delaware limited liability company, the general partner of Legacy Reserves Operating LP and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Operating LP” means Legacy Reserves Operating LP, a Delaware limited partnership and a Wholly-Owned Subsidiary of the Borrower.

“Legacy Reserves Services LLC” means Legacy Reserves Services LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Lenders” means, collectively, the New Money Lenders and the Refinancing Lenders.

“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100th of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  For the purposes of this Agreement, the Debtors shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Fee Letter and all other agreements, instruments, consents and certificates heretofore and hereafter executed and delivered by the Borrower, any other Loan Party and any of their respective Affiliates in connection with this Agreement.

“Loan Guarantee” means Article XIII of this Agreement.

“Loan Parties” means collectively, the Borrower and each Guarantor.

“Loans” means, individually, any New Money Loan or Refinanced Loan made by any Lender pursuant to this Agreement, and collectively, to New Money Loans and Refinanced Loans made by the Lenders to the Borrower.

“Majority Lenders” means, at any time, Lenders having Loans, LC Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Majority Lenders.

“Maximum Liability” has the meaning set forth in Section 13.09.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent)  or condition (financial or otherwise) of the Borrower and its Guarantors, taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Bankruptcy Cases or the announcement of the filing or commencement of the Bankruptcy Cases, (b) the ability of any Debtor to perform any of its obligations under any Loan Document to which it is a party (including, without limitation, payment and performance of the Obligations), (c) the validity or enforceability of any Loan Document or the Obligations or (d) the rights and remedies of, or benefits available to, the Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $2,000,000 or more; provided that, notwithstanding the foregoing, each Domestic Subsidiary that owns any natural gas pipelines or any other gathering systems or pipelines or midstream assets shall be a Material Domestic Subsidiary.

“Material Indebtedness” means Debt (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of the Debtors in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Permian Acreage” means Oil and Gas Properties owned by any Debtor in Martin, Reeves, Winkler, Midland, Pecos, Howard, Glasscock, Reagan, Upton, Irion, Crockett, Loving and Andrews Counties, Texas and Lea County, New Mexico except for any such Oil and Gas Property that the Agent expressly agrees in writing is not Material Permian Acreage.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date; (b) the effective date of an Approved Plan of Reorganization; (c) the closing of a sale of substantially all of the equity or assets of the Debtors (unless consummated pursuant to an Approved Plan of Reorganization); and (d) the termination of the DIP Facility during the continuation of an Event of Default, or termination under this Agreement or the applicable DIP Order.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means, as of any date of determination, any Property owned by the Borrower or any Guarantor, which is subject to a Lien and security interest in favor of the Agent (or its designee pursuant to any mortgage and/or any other Loan Document) and existing under the terms of the Existing Security Instruments to secure the Existing Obligations.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or (b) with respect to any disposition, the cash proceeds (including, without limitation, cash or cash equivalents subsequently received in respect of noncash consideration initially received), net of (i) direct selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) amounts paid in respect of the termination of Swap Agreements in respect of notional volumes or amounts corresponding to the property subject of such disposition or any Debt being repaid under clause (iv), (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Instrument) on the asset disposed of in such disposition and required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset) and (v) the principal amount (together with interest and other amounts paid thereon) of any Borrowings that are repaid with such proceeds in order to reduce or eliminate any Revolving Credit Exposure in excess of the then-effective Available Commitments (and if the Revolving Credit Exposure exceeds the then-effective Available Commitments after prepaying all of the Borrowings as a result of any LC Exposure, any cash collateral paid with such proceeds in order to reduce or eliminate any Revolving Credit Exposure in excess of the then-effective Available Commitments).

“New Money Lenders” means the Persons listed on Annex II and any Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) with respect to a New Money Loan or a Commitment and, as the context requires, includes any Issuing Bank and, in each case, includes their respective successors and permitted assigns.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Paying Guarantor” has the meaning set forth in Section 13.10.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligated Party” has the meaning set forth in Section 13.10.

“Obligations” means any and all amounts owing or to be owing by the Borrower or any other Debtor (including without limitation, all debts, liabilities, obligations, covenants and duties of each such Person, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) and including interest and fees that accrue after the commencement by or against any Debtor of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, including:  (a) to the Agent, the Issuing Bank, any Lender or any other Secured Party under, or in connection with, any Loan Document; (b) all Secured Swap Obligations; (c) all Secured Cash Management Obligations; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that, notwithstanding anything to the contrary herein or in any Loan Document, “Obligations” shall not include, with respect to any Debtor, any Excluded Swap Obligations of such Debtor.

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, separators, liquid extraction, treating and processing facilities, compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of any one or more Debtors, as the context requires.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Parent” means Legacy Reserves Inc., a Delaware corporation.

“Parent Guarantors” means, collectively, the Parent and Legacy GP.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“Paying Guarantor” has the meaning set forth in Section 13.10.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Convertible Note Cash Payments” means (a) any payment in cash of a conversion incentive in an amount not to exceed one year’s interest that would otherwise be payable pursuant to and in accordance with the Existing Senior Indenture governing the Existing Convertible Senior Notes in connection with the early cashless conversion of such Existing Convertible Senior Notes into common Equity Interests and (b) any cash payment in lieu of the issuance of fractional shares pursuant to and in accordance with the Existing Senior Indenture governing the Existing Convertible Senior Notes in connection with the cashless conversion of the Existing Convertible Senior Notes into common Equity Interests.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pinnacle Gas Treating LLC” means Pinnacle Gas Treating LLC, a Texas limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by any Debtor or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by any Debtor or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by Wells Fargo as a general reference rate of interest, taking into account such factors as Wells Fargo may deem appropriate; it being understood that many of Wells Fargo’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wells Fargo may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Plan” has the meaning set forth in Section 12.02(c).

“Proved Developed Producing Properties” means Oil and Gas Properties which are categorized as “Proved Reserves” that are both “Developed” and “Producing”, as such terms are defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Redemption” means with respect to any Debt (including, without limitation, the Existing Convertible Senior Notes), the repurchase, redemption, prepayment, repayment or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt, but excluding, for the avoidance of doubt, the cashless conversion of the Existing Convertible Senior Notes into common Equity Interests in accordance with the terms of the Existing Senior Indenture governing the Existing Convertible Senior Notes.  For the avoidance of doubt, the cash settlement or any other payment in cash of any conversion obligation under the Existing Convertible Senior Notes (whether pursuant to Section 11.02(b) of the Existing Senior Indenture governing the Existing Convertible Notes or otherwise, but excluding any Permitted Convertible Note Cash Payments) shall constitute a Redemption of the Existing Convertible Senior Notes.  “Redeem” has the correlative meaning thereto.

“Refinanced Loan Amount” means, as to each Refinancing Lender, the sum of the Interim Refinanced Loan Amount and Final Refinanced Loan Amount, as set forth opposite such Refinancing Lender’s name on Annex I under the caption “Refinanced Loan Amount”.

“Refinancing Lenders” means the Persons listed on Annex I (as updated by the Agent from time to time on or prior to the Final Facility Effective Date in accordance Section 2.01(b)) and any Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption) with respect to a Refinanced Loan and includes their respective successors and permitted assigns.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reporting Date” shall have the meaning assigned to such term in Section 8.01(t)(ii).

“Required Lenders” means, Lenders having Loans, LC Exposure and unused Commitments representing at least sixty-six and two-thirds percent (66-2/3%) of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that Loans, LC Exposure and unused Commitment of any Defaulting Lender at such time shall be disregarded for purposes of making a determination of Required Lenders.

“Required Refinanced Lenders” has the meaning set forth in Section 12.02(c).

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Agent, setting forth, as of each January 1st or July 1st, the oil and gas reserves attributable to the Oil and Gas Properties of the Debtors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Agent’s lending requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Debtor, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Debtor or any option, warrant or other right to acquire any such Equity Interests in such Debtor.

“Revolving Credit Exposure” means, with respect to any New Money Lender at any time, the sum of the outstanding principal amount of such New Money Lender’s New Money Loans and its LC Exposure at such time.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealing with such country, territory or government (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), or by the United Nations Security Council, the European Union or any EU member state, or Her Majesty’s Treasury, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person directly or indirectly owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes or restricted measures imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the date that is the eight (8) month anniversary of the Petition Date.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) any Debtor and (b) a Secured Cash Management Provider.

“Secured Cash Management Obligations” means any and all amounts and other obligations owing by any Debtor to any Secured Cash Management Provider under any Secured Cash Management Agreement.

“Secured Cash Management Provider” means a Lender, an Affiliate of a Lender, the Agent or an Affiliate of the Agent; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be a Secured Cash Management Provider with respect to any Cash Management Agreement entered into while such Lender was a Defaulting Lender.

“Secured Obligations” means all Obligations, together with all (a) Secured Cash Management Obligations and (b) Secured Swap Obligations owing to one or more Lenders or their respective Affiliates.

“Secured Parties” means the Lenders, the Issuing Bank, any Secured Swap Party, any Secured Cash Management Provider and any other Person holding Obligations secured by the Liens granted under any Loan Document, including pursuant to the DIP Orders.

“Secured Swap Agreement” means any Swap Agreement between any Debtor and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any Swap Agreement or transactions under any Swap Agreement entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all amounts and other obligations owing to any Secured Swap Party under any Secured Swap Agreement (other than Excluded Swap Obligations).

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Security Instruments” means, collectively, each security agreement, the DIP Orders, the Loan Guarantee, mortgages, deeds of trust and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Cash Management Agreements, Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”), (a) any other Person (i) of which at least a majority of the outstanding Equity Interests is at the time directly or indirectly owned by the parent or one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries or (ii) of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more of its Subsidiaries or by the parent and one or more of its Subsidiaries and (b) any partnership of which the parent or any of its Subsidiaries is a general partner; provided that, for the avoidance of doubt, the term “Subsidiary” shall exclude Binger.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor.

“Superpriority Claim” means a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code against a Debtor in any of the Bankruptcy Cases having priority over any or all administrative expense claims, adequate protection and other diminution claims, priority and other unsecured claims, and all other claims against a Debtor or its estate, including claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105(a), 326, 328, 330, 331, 503(a), 503(b), 506(c), 507, 546, 552(b), 726, 1113 and/or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Debtor shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of: (a) the Maturity Date; (b) the date of the payment in full, in cash, of all Obligations (and the termination of all Commitments and the LC Commitment in accordance with the terms hereof); and (c) the date of termination of the Commitments (including the LC Commitment) and/or the acceleration of all of the Obligations under this Agreement and the other Loan Documents following the occurrence and continuance of an Event of Default in accordance with Section 10.02.

“Total Proved Reserves” means Oil and Gas Properties which are categorized as “Proved Reserves”, as such term is defined in the Definitions for Oil and Gas Reserves as promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) any Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Obligations and the other obligations under the Loan Guarantee by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Variance Testing Date” shall have the meaning assigned to such term in Section 8.01(t)(iii).

“Variance Testing Period” shall have the meaning assigned to such term in Section 8.01(t)(iii).

“Volumetric Production Payments” means sales of Hydrocarbons in place that require the Borrower or any Guarantor to deliver Hydrocarbons at some future time without receipt by such Borrower or Guarantor at such future time of full payment therefor.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

Section 1.03        Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04       Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05       Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06         [Reserved].

Section 1.07         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

Section 2.01         Commitments.

(a)         Subject to the applicable terms and conditions and relying upon the representations and warranties herein set forth, each New Money Lender agrees to make new money loans (the “New Money Loans”) to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in: (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) during the Interim Period, such Lender’s Revolving Credit Exposure exceeding its Applicable Percentage of the Interim Facility Cap, or (iii) the total Revolving Credit Exposure of all New Money Lenders exceeding the then-effective Available Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the New Money Loans.

(b)         On the (i) Interim Facility Effective Date, each Refinancing Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Refinancing Lender’s Interim Refinanced Loan Amount as set forth opposite such Refinancing Lender’s name on Annex I under “Interim Refinanced Loan Amount” into roll-up loans hereunder (the “Interim Refinanced Loans”) and (ii) Final Facility Effective Date, each Refinancing Lender shall become entitled to roll up an aggregate principal amount of Existing Loans held by such Lender equal to such Refinancing Lender’s Final Refinanced Loan Amount as set forth opposite such Refinancing Lender’s name on Annex I under “Final Refinanced Loan Amount” into roll-up loans hereunder (the “Final Refinanced Loans” and, together with the Interim Refinanced Loans, collectively the “Refinanced Loans”).  Subject to the terms and conditions set forth herein and without any further action by any party to this Agreement, each Refinancing Lender’s (i) Interim Refinanced Loans shall, from and after the Interim Facility Effective Date, and (ii) Final Refinanced Loans shall, from and after the Final Facility Effective Date, be designated as Refinanced Loans and administered hereunder.  Such designation is not intended to and shall not constitute a payment on account of or a novation of the applicable Existing Loans, which shall continue to be outstanding under the Existing Credit Agreement and administered under this Agreement as Refinanced Loans.  As a consequence of such designation, and solely to enable the Refinanced Loans to be administered hereunder, effective with such designation, each Refinanced Loan that is the subject of such designation shall from and after such designation constitute a Refinanced Loan hereunder; provided that, for the avoidance of doubt, until any Existing Loan has been designated as a Refinanced Loan hereunder and approved by the applicable DIP Order, the Refinanced Loans shall continue to be guaranteed by the Guarantors under the Existing Guaranty Agreement and secured by and entitled to the benefits of all Liens and security interests created and arising under the Existing Security Instruments, which Liens and security interests shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority.  Each such designation shall be applied on a pro rata basis to the Existing Loans held by such Refinancing Lender under the Existing Credit Agreement to the extent rolled up under this Agreement as set forth on Annex I.  For the avoidance of doubt, each Refinancing Lender acknowledges and agrees that, by accepting the benefits of this Agreement, on the Interim Facility Effective Date and Final Facility Effective Date, as applicable, each Existing Lender rolling up loans under this Agreement shall become a party to this Agreement as a Refinancing Lender hereunder by executing and delivering a counterpart to this Agreement.  Amounts rolled up under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  The Agent shall update Annex I on each of the Interim Facility Effective Date and the Final Facility Effective Date to reflect each Refinancing Lender’s Refinanced Loan Amount (which Refinanced Loan Amount listed on Annex I shall be conclusive absent manifest error) and deliver such updated Annex I to the Borrower and the Refinancing Lenders, whereupon such updated Annex I shall constitute Annex I for all purposes hereunder.  Notwithstanding anything to the contrary herein, the Refinanced Loans shall be ABR Loans and shall bear interest at the Alternate Base Rate plus the Applicable Margin.

Section 2.02         Loans and Borrowings.

(a)          Borrowings; Several Obligations.  Each New Money Loan shall be made as part of a Borrowing consisting of New Money Loans made by the New Money Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any New Money Loan required to be made by it shall not relieve any other New Money Lender of its obligations hereunder; provided that the Commitments are several and no New Money Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)         Types of Loans.  Subject to Section 3.03, each Borrowing of New Money Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each New Money Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such New Money Lender to make such New Money Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such New Money Loan in accordance with the terms of this Agreement.

(c)         Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that any Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)         Loans, Obligations and Notes.  The Obligations and credit extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the credit extensions made by such Lender to the Borrower and the interest and payments thereon. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse the date, Type (if applicable), and amount and maturity of its Loans and payments made with respect thereto.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the Obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

Section 2.03         Requests for Borrowings.  To request a Borrowing of New Money Loans, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 pm noon, Houston time, on the Business Day prior to the proposed Borrowing; provided that no such notice shall be required for any deemed request of a Eurodollar Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Borrowing Request in a form approved by the Agent substantially in the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)          the aggregate amount of the requested Borrowing;

(b)          the date of such Borrowing, which shall be a Business Day;

(c)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)          in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period of one month;

(e)          the amount of (i) the then-effective Aggregate Commitments, (ii) the amount of Available Funds and the then-effective Available Commitments, (C) the current total Revolving Credit Exposures (without regard to the requested Borrowing) and (D) the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);

(f)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05;

Each Borrowing Request shall constitute a representation that (a) the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Available Commitments.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Interest Elections.

(a)          Conversion and Continuance.  Except as provided in Section 2.08, each Borrowing of New Money Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period of one month.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the New Money Loans comprising such Borrowing, and the New Money Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower.

(c)          Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)       if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which, in all cases, whether or not so indicated in such Interest Election Request, shall be a period of one month.

If any such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an initial Interest Period of one month.

(d)          Notice to New Money Lenders by the Agent.  Promptly following receipt of an Interest Election Request, the Agent shall advise each New Money Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)         Effect of Failure to Deliver Timely Interest Election Request and Events of Default.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05         Funding of Borrowings.

(a)          Funding by Lenders.  Each Lender shall make each New Money Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders.  The Agent will make such New Money Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that Eurodollar Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Agent to the Issuing Bank that made such LC Disbursement.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its New Money Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its New Money Loan in any particular place or manner.

(b)          Presumption of Funding by the Lenders.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06         Termination and Reduction of Aggregate Commitments.

(a)          Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Commitments is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Credit Amounts.

(i)         The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Available Commitments.

(ii)        The Borrower shall notify the Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated.  Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07         [Reserved].

Section 2.08         Letters of Credit.

(a)         General.  On the Interim Facility Effective Date, the Existing Letters of Credit shall be deemed to have been issued under the New Money Facility pursuant to, and shall constitute Letters of Credit for all purposes under, this Agreement.  Subject to the terms and conditions set forth herein, the Borrower may on and after the Interim Facility Effective Date request any Issuing Bank to issue Letters of Credit for its own account or for the account of any Debtor, in a form reasonably acceptable to the Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if after giving effect to such issuance, amendment, renewal or extension the aggregate Revolving Credit Exposures would exceed the Available Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)         Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver as permitted by Section 12.01(a) (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)        requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)        specifying the amount of such Letter of Credit;

(v)        specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)       specifying the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Revolving Credit Exposures shall not exceed the then-effective Available Commitments.

If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)         Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business no later than ten (10) days prior to the Scheduled Maturity Date.

(d)         Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the New Money Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each New Money Lender, and each New Money Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such New Money Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each New Money Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such New Money Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each New Money Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, aggregate Revolving Credit Exposures exceeding the Available Commitments or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)         Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Houston time, on the third day after such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Houston time, on (i) the third day after the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the third day after the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is less than or equal to $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with a Eurodollar Borrowing with an Interest Period of one month in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Eurodollar Borrowing.  If the Borrower fails to make such payment when due, the Agent shall notify each New Money Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such New Money Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each New Money Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to New Money Loans made by such New Money Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the New Money Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that New Money Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such New Money Lenders and such Issuing Bank as their interests may appear.  Any payment made by a New Money Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Eurodollar Loans as contemplated above) shall not constitute a New Money Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  Any LC Disbursement not reimbursed by the Borrower or funded as a New Money Loan prior to 1:00 p.m., Houston time on the date such Disbursement is made, shall bear interest for each such day such Disbursement is outstanding at rate per annum then applicable to Eurodollar Loans.

(f)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Agent, the New Money Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the New Money Lenders with respect to any such LC Disbursement.

(h)        Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Eurodollar Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any New Money Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)         Replacement of an Issuing Bank.  Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank.  The Agent shall notify the New Money Lenders of any such resignation or replacement of an Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b).  In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), (ii) the Borrower is required to pay to the Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (iii) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall pledge and deposit with or deliver to the Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, at a location and pursuant to documentation in form and substance satisfactory to the Agent, an amount in cash in dollars equal to such LC Exposure or excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon.  The Borrower hereby grants to the Agent, for the benefit of each Issuing Bank and the New Money Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Debtor may now or hereafter have against any such beneficiary, any Issuing Bank, the Agent, the New Money Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and any Guarantor’s obligations under this Agreement and the other Loan Documents.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account; provided that investments of funds in such account in investments permitted by Section 9.05(d) or Section 9.05(f) may be made at the option of the Borrower at its direction, risk and expense.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors, if any, under this Agreement or the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or pursuant to Section 4.03(c)(iii)(B) as a result of a Defaulting Lender, and the Borrower is not otherwise required to pay to the Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the events giving rise to such Cash Collateralization pursuant to Section 4.03(c)(iii)(B) have been satisfied or resolved.

Section 2.09         Collateral; Guarantees.

(a)          Priority and Liens. The parties hereto acknowledge and agree that, upon entry of the DIP Orders and the delivery and execution of this Agreement, the Obligations shall at all times be secured and perfected pursuant to, and have the superpriority claims and liens as set forth in, the DIP Orders and herein.

(b)          Payment of Obligations. On the Termination Date, the Lenders shall be entitled to immediate payment of all Obligations without further application to, or order of, the Bankruptcy Court.

(c)          No Discharge; Survival of Claims. Each Debtor agrees that (a) any Confirmation Order entered in the Bankruptcy Cases shall not discharge or otherwise affect in any way any of the Obligations, other than after the payment in full in cash to the Secured Parties of all Obligations (and the Cash Collateralization of all outstanding Letters of Credit in amount and subject to documentation satisfactory to the Issuing Bank) and termination of the Commitments on or before the effective date of an Approved Plan of Reorganization and (b) to the extent the Obligations are not satisfied in full, (i) the Obligations shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agent, the Lenders, the Secured Swap Parties and the Secured Cash Management Providers pursuant to the DIP Order and the Liens granted to the Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

(d)       Perfection and Protection of Security Interests and Liens. The Loan Parties will from time to time deliver to the Agent all financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance satisfactory to the Agent, in each case, which the Agent requests for the purpose of perfecting, confirming, or protecting its lien and security interest in Collateral for the purpose of securing the Obligations.

(e)         Offset. Subject to the terms and conditions set forth in the applicable DIP Order, to secure the payment and performance of the Obligations, each Debtor hereby grants the Agent and each Lender a security interest, lien, and right of offset, each of which shall be in addition to all other interests, liens, and rights of the Agent at common law, under this Agreement and the other Loan Documents, or otherwise, and each of which shall be upon and against (i) any and all monies, securities or other property (and the proceeds therefrom) of the Debtors now or hereafter held or received by or in transit to the Agent or any Lender from or for the account of any Debtor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, any and all deposits (general or special, time or demand, provisional or final) of any Debtor with the Agent or any Lender, and (ii) any other credits and claims of any Debtor at any time existing against the Agent or any Lender, including claims under certificates of deposit. During the existence of any Event of Default, the Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to any Debtor, any and all items hereinabove referred to against the Obligations then due and payable.

(f)        The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and under the other Loan Documents, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit each Guarantor, directly or indirectly.

(g)         The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (i) the motions seeking approval of the Loan Documents and the DIP Facility and (ii) the hearings for the approval of the Interim Order and the Final Order were given in each case. The Borrower has given, on a timely basis as specified in the Interim Order, all notices required to be given on or prior to the date of this representation to all parties specified in the Interim Order.

(h)          All Obligations of the Debtors to the Lenders under the Loan Documents, including all Loans made under the DIP Facility, shall, subject to the Carve-Out, at all times:

(i)       pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several Superpriority Claim status in the Bankruptcy Case, which claims in respect of the New Money Facility and the Refinancing Facility shall be pari passu and shall be senior in priority and payment to the obligations under the Existing Credit Agreement;

(ii)        pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code;

(iii)        pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on all assets of the Loan Parties, to the extent that such assets are subject to a valid, perfected and non-avoidable Liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as permitted by Section 546(b) of the Bankruptcy Code; and

(iv)       pursuant to Bankruptcy Code section 364(d), be secured by a perfected superpriority priming Lien on all Collateral to the extent that such Collateral is subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Bankruptcy Case, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Loan Parties that secure the obligations of the Loan Parties under the Existing Credit Agreement and the Existing Second Lien Credit Agreement.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01        Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02         Interest.

(a)         ABR Loans.  Each ABR Loan comprising an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)         Eurodollar Loans.  Each Eurodollar Loan comprising a Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate.  Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all New Money Loans outstanding, shall bear interest, after as well as before judgment, at the Alternate Base Rate or the Adjusted LIBO Rate, as applicable, plus the Applicable Margin, plus two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)        Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on, with respect to any ABR Loan or Eurodollar Loan, the last Business Day of each calendar month and on the Termination Date; provided that (A) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)         Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04         Prepayments.

(a)          Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b) and payment of applicable breakage costs, if any, under Section 5.02. Notwithstanding the foregoing, no voluntary prepayment of Refinanced Loans may be made until all New Money Loans and all other Obligations in respect thereof have been paid in full in cash and all Commitments have been terminated.

(b)         Notice and Terms of Optional Prepayment.  The Borrower shall notify the Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c)          Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), or for any other reason, the total Revolving Credit Exposures exceeds the total Available Commitments, then the Borrower shall (A) prepay the New Money Loans, to be applied ratably to each New Money Lender, on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, Cash Collateralize such excess as provided in Section 2.08(j).

(ii)         Subject to the payment priorities set forth in the DIP Orders, if the Debtors (A) sell any Property outside of the ordinary course of business pursuant to Section 9.12(d) or otherwise sell any Property outside of the ordinary course of business as not otherwise permitted by this Agreement or (B) receive any insurance proceeds or condemnation proceeds, in each case, including when an Event of Default exists, then the Borrower shall prepay the Refinanced Loans (ratably to each Refinancing Lender) in an aggregate amount equal to the lesser of (x) 100% of Net Cash Proceeds received from such sale or proceeds and (y) the aggregate principal amount of Refinanced Loans then outstanding.  The Borrower shall be obligated to make such prepayment and/or Cash Collateralize such excess on the date it or any Subsidiary receives cash proceeds; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.  Each prepayment pursuant to this Section 3.04(c)(ii) shall be applied ratably to the Refinanced Loans.  Prepayments pursuant to this Section 3.04(c)(ii) shall be accompanied by accrued interest to the extent any interest under such Loans being repaid remains unpaid.

(d)          No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)          No Effect on Secured Swap Agreements and Secured Cash Management Agreements.  Prepayments permitted or required under this Section 3.04 shall not affect the Borrower’s obligation to continue making payments under any Secured Swap Agreement or Secured Cash Management Agreement, as applicable, each of which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Secured Swap Agreement or Secured Cash Management Agreement, as applicable.

Section 3.05          Fees.

(a)          Commitment Fees.  The Borrower agrees to pay to the Agent for the account of each New Money Lender (subject to Section 4.03(c)(i) and in accordance with each such Lender’s Applicable Percentage) a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such New Money Lender during the period from and including the Interim Facility Effective Date to but excluding the Termination Date, provided, that, during the Interim Period, the commitment fee shall be calculated based on the Interim Facility Cap.  Accrued commitment fees shall be payable monthly in arrears on the last day of each calendar month and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees.  The Borrower agrees to pay (i) to the Agent for the account of each Lender (subject to Section 4.03(c)(iii)) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee equal to 0.50% per annum on the face amount of each Letter of Credit issued by such Issuing Bank hereunder, provided that in no event shall such fee be less than $500 and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder.  Participation fees and fronting fees accrued shall be payable in arrears on the last Business Day of each calendar month, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        Agent Fees.  The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agent.

(d)          Up-Front Fees.  The Borrower agrees to pay to the Agent, for the ratable benefit of each New Money Lender, an up-front fee (the “Up-Front Fee”) on the Aggregate Commitments of New Money Loans, which shall be earned and due and payable in the following manner: (i) on the Interim Facility Effective Date, in an amount equal to 1.75% of the Interim Facility Cap, and (ii) on the Final Facility Effective Date, in an amount equal to (1) 1.75% of (2) the Aggregate Commitments less the Interim Facility Cap.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

Section 4.01         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)         Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 p.m., Houston time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)          Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02        Presumption of Payment by the Borrower.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 4.03         Payments and Deductions by the Agent; Defaulting Lenders.

(a)         Certain Deductions by the Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(b)          Payments and Deductions to Defaulting Lenders.

(i)         The Borrower shall have the right, to the extent permitted by applicable law, to setoff any amounts owed to it by any Defaulting Lender or any of such Defaulting Lender’s Affiliates in respect of deposit liabilities against amounts due by the Borrower or any Guarantor to such Defaulting Lender or its Affiliates under this Agreement, provided that the amount of such set-off shall not exceed the amount of such Defaulting Lender’s Revolving Credit Exposures and interest.  Further, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(ii)       If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each of the Lenders respective pro rata share of the Obligations.  Further, if at any time prior to the acceleration or maturity of the Loans, the Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)         Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)        The Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(iii)        if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (1) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (2) the conditions set forth in Section 6.03 are satisfied at such time and (3) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided that, subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(B)       if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;

(C)          if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(D)         if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; or

(E)         if all or any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 4.03(c)(iii)(A) or Section 4.03(c)(iii)(B), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated.

(d)         So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c)(iii)(B), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

(e)         If the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(f)          In the event that the Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans and/or participations in Letters of Credit in accordance with its Applicable Percentage.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01         Increased Costs.

(a)          Eurodollar Changes in Law.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)        subject any Lender or other recipient of any payment under this Agreement or under any other Loan Document to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        Capital Requirements or Liquidity.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)         Certificates.  A certificate of a Lender or any Issuing Bank setting forth in reasonable detail the basis of its request and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that no Lender may make any such demand more than 180 days after the Termination Date, nor for any amount which has accrued more than 270 days prior to such Lender or Issuing Bank delivering the certificate required in Section 5.01(c).

Section 5.02         Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03         Taxes.

(a)          Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)         Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Borrower.  The Borrower shall indemnify the Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Agent, a Lender or an Issuing Bank as to the basis of such Indemnified Taxes and Other Taxes and the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)        Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)        Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D)      to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(iv)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each of the Lenders, the Agent and the Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower (and, in the case of the Lenders, the Agent) in writing of its legal inability to do so.

(f)         Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (g).

Section 5.04         Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05        Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01        Interim Facility Effective Date.  The obligations of the Lenders to enter into and execute this Agreement and make Loans and other extensions of credit hereunder during the Interim Period, shall commence on the first Business Day when each of the following conditions precedent shall have been satisfied (or waived in accordance with Section 12.02) in a manner satisfactory to the Agent, which day shall be no later than two (2) Business Days after the entry of the Interim Order (the “Interim Facility Effective Date”):

(a)          the Petition Date shall have occurred;

(b)        the Bankruptcy Court shall have entered the Interim Order within five (5) Business Days following the Petition Date, which Interim Order (i) shall have been entered on the docket of the Bankruptcy Court, (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Majority Lenders, and (iii) the Loan Parties shall be in compliance with the terms of the Interim Order in all respects;

(c)        all first-day motions filed by the Loan Parties (including any motions related to cash management or any critical vendor or supplier motions) and related orders, including the Cash Management Order, entered by the Bankruptcy Court in the Bankruptcy Cases shall be in form and substance reasonably satisfactory to the Agent;

(d)         all motions related to the DIP Facility and related orders entered by the Bankruptcy Court (including the applicable DIP Order) shall be in form and substance satisfactory to the Agent;

(e)          the Agent shall have received (i) duly executed and delivered counterparts (in such numbers as may be requested by the Agent) of this Agreement and the other Loan Documents to be executed and delivered on or prior to such date, from each party hereto or thereto, as applicable, signed on behalf of such party, in each case in form and substance acceptable to the Agent and Lenders, and (ii) the duly executed Notes payable to each Lender that requests a Note in the principal amount equal to such Lender’s Commitment and Loans;

(f)          the Agent shall have received a certificate of the Borrower and of each Guarantor certifying as of the Interim Facility Effective Date (i) resolutions of the board of directors or other managing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the individuals (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another individual duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party, (iii) specimen signatures of such authorized individuals, and (iv) the articles or certificate of incorporation or formation and bylaws, operating agreement or partnership agreement, as applicable, of the Borrower and each Guarantor, in each case, certified as being true and complete.  The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary;

(g)         the Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor;

(h)        the Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12;

(i)          subject to the applicable DIP Order, all reasonable and documented pre- and post-petition fees, charges and expenses including, without limitation, (i) the fees, charges and expenses of Orrick, Herrington & Sutcliffe, RPA Advisors, LLC, and one local counsel to the Agent in each applicable jurisdiction, in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, (ii) the applicable Up-Front Fee set forth in Section 3.05(d), (iii) the fees agreed to in the Fee Letter and (iv) all other amounts due and payable pursuant to invoices delivered to the Borrower at least three (3) Business Days before the Interim Facility Effective Date, in each case as required to be paid to the Agent and Lenders on or before the Interim Facility Effective Date, shall have been paid;

(j)          the Agent shall have received a Budget, containing line items of sufficient detail to reflect the Loan Parties’ projected receipts and disbursements for the 13-week period commencing on the Petition Date, in form and substance acceptable to the Agent and the Majority Lenders and which shall be attached hereto as Exhibit G (the “Initial Budget”), together with a certificate of the Borrower stating that such Initial Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(k)        the receipt by the Agent of a Borrowing Request in accordance with Section 2.03, which shall include the intended uses of proceeds in accordance with the Initial Budget;

(l)         there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened (other than the Bankruptcy Cases) in any court or before any Governmental Authority or facts or circumstances that, in the reasonable opinion of the Agent and the Majority Lenders, materially and adversely affects any of the transactions contemplated hereby, or that has or could be reasonably likely to result in a Material Adverse Effect;

(m)        the holders of the Existing Obligations shall have received adequate protection in respect of the Liens securing such Existing Obligations pursuant to, and on the terms set forth in, the Interim Order;

(n)         all Obligations shall be secured by a perfected lien and security interest on all Collateral of the Loan Parties pursuant to, and such Lien and security interest shall have the priorities set forth in the Interim Order, subject only to the Liens permitted by Section 9.03 and all filing and recording fees and taxes with respect to such Liens and security interests that are due and payable as of the Interim Facility Effective Date shall have been duly paid;

(o)         the Agent shall have received such information as the Agent may reasonably require, all of which shall be reasonably satisfactory to the Agent in form and substance, on the title to not less than eighty percent (80%) of the Oil and Gas Properties evaluated in the most recently delivered Reserve Report;

(p)         The Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries;

(q)         The Agent shall have received a certificate of a Responsible Officer certifying that the Borrower has received all consents and approvals required by Section 7.03;

(r)         the Agent and the Lenders shall have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act, and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower;

(s)          [Reserved]; and

(t)           the Agent shall have received the duly executed Fee Letter.

For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Interim Facility Effective Date specifying its objection thereto.

Section 6.02         Final Facility Effective Date.  The obligation of each Lender to make its Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder during the Final Period shall commence as of the Business Day when each of the following conditions precedent shall have been satisfied or waived in accordance with Section 12.02) in a manner satisfactory to the Agent (the “Final Facility Effective Date”):

(a)          the Bankruptcy Court shall have entered the Final Order within thirty-five (35) days (or such later date consented to by the Agent and the Majority Lenders) following the entry of the Interim Order, which Final Order shall (i) be in substantially the form of the Interim Order, with only such modifications thereto as are satisfactory in form and substance to the Agent, (ii) shall have been entered on the docket of the Bankruptcy Court and (iii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Majority Lenders;

(b)          the Borrower shall have paid the Up-Front Fee set forth in Section 3.05(d) with respect to the Final Facility Effective Date; and

(c)          the Debtors shall be in compliance in all respects with (i) the DIP Orders and (ii) subject to application of the Permitted Variance, with the Budget.

For purposes of determining compliance with the conditions specified in this Section 6.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Final Facility Effective Date specifying its objection thereto.

Section 6.03       Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the Refinanced Loans and the initial funding, if any, of New Money Loans on the Interim Facility Effective Date), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)         at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;

(b)         at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Material Adverse Effect shall have occurred;

(c)       the Agent shall have received a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable, which shall include the intended uses of proceeds in accordance with the Budget;

(d)       the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of such specified earlier date after giving effect to such qualification);

(e)         the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened (other than the Bankruptcy Cases), which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document;

(f)          at the time of and immediately after giving effect to each such Borrowing or the issuance, amendment, renewal or extension of each such Letter of Credit, or both, as applicable, the aggregate Revolving Credit Exposures for all Lenders shall not exceed the then-effective Available Commitments;

(g)          [Reserved];

(h)          DIP Orders.

(i)         The Interim Order (A) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Agent and the Majority Lenders, and (B) shall, without limitation, approve the Interim Refinanced Loans.

(ii)       The Final Order (A) shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the written consent of the Agent and the Majority Lenders, and (B) shall, without limitation, approve the Refinanced Loans.

(iii)        The Loan Parties shall be in compliance with the applicable DIP Order.

(i)         at the time of such Borrowing before giving effect thereto, such Borrowing shall not trigger a mandatory prepayment under Section 3.04(c);

(j)           no trustee or examiner shall have been appointed with respect to the Loan Parties or their Property; and

(k)          subject to the procedures described in any order of the Bankruptcy Court regarding payments for professional fees and expenses, if any, all reasonable and documented fees, charges and expenses (including, without limitation, the fees, charges and expenses of Orrick, Herrington & Sutcliffe, LLP, RPA Advisors, LLC, one local counsel to the Agent in each applicable jurisdiction and any other professional advisor, as applicable), in each case pursuant to invoices delivered to the Borrower at least three (3) Business Days before the date of such Borrowing, and all other amounts due and payable on or prior to the date of such Borrowing, required to be paid to the Agent and Lenders on or before the date of such Borrowing shall have been paid (or will be paid with the proceeds of the Loan authorized under the Interim Order or the Final Order, as applicable).

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit, or to amend, extend increase or renew any outstanding Letter of Credit (or increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof), unless the Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank in its sole discretion.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower (and each Parent Guarantor, in the case of Section 7.30) represents and warrants to the Lenders that:

Section 7.01        Organization; Powers.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Orders, each Debtor is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02       Authority; Enforceability.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, the Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, member action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  When executed and delivered, each Loan Document to which the Borrower and any Guarantor is a party will have been duly executed and delivered by the Borrower and such Guarantor and, upon entry of the Interim Order or the Final Order, as applicable, will constitute a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to entry of each DIP Order, and further subject to other applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03        Approvals; No Conflicts.  Subject to the entry of the DIP Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including the members or any class of directors of the Borrower or any other Person, whether interested or disinterested), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect, and except for the filing and recording of Security Instruments to perfect the Liens as required by this Agreement and the applicable DIP Order, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Debtor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Debtor or its Properties, or give rise to a right thereunder to require any payment to be made by such Debtor and (d) will not result in the creation or imposition of any Lien on any Property of any Debtor (other than the Liens and security interests in favor of the Agent (or any designee) created by the Loan Documents).

Section 7.04         Financial Position; No Material Adverse Change.

(a)          The Borrower has heretofore furnished to the Lenders (i) the audited financial statements of Borrower ended December 31, 2018 and (ii) the unaudited balance sheet and statements of income, members’ equity and cash flows as of and for the fiscal quarter ended March 31, 2019.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)          Since the Petition Date, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of Debtors has been conducted only in the ordinary course consistent with past business practices.

(c)       No Debtor has on the date hereof any material Debt (including Disqualified Capital Stock), or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05        Litigation.  Except as set forth on Schedule 7.05, and other than the Bankruptcy Cases, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or Parent, threatened against or affecting any Debtor which (a) affect or pertain to the Transactions or this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or is not otherwise subject to the automatic stay as a result of the Bankruptcy Cases.

Section 7.06         Environmental Matters.  Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)        neither any Property of any Debtor nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)         no Property of any Debtor nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)         all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of any Debtor, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed or requested, and each Debtor is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)         all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of any Debtor have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)         the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of any Debtor except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)          to the extent applicable, all Property of each Debtor currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)         no Debtor has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07         Compliance with the Laws and Agreements; No Defaults.

(a)         Each Debtor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property and, subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code, possesses all licenses, permits, franchises, exemptions, approvals and other authorizations granted by Governmental Authorities necessary for the ownership of its Property and the present conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Except to the extent subject to the automatic stay under the Bankruptcy Cases, no Debtor is (i) in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require any Debtor to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Debtor or any of such Debtor’s Properties is bound or (ii) in the actual knowledge of a Responsible Officer of such Debtor, in material default under any material contract.

(c)          No Default has occurred and is continuing.

Section 7.08       Investment Company Act.  No Debtor is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09         Taxes.  Each Debtor has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Debtor has set aside on its books adequate reserves in accordance with GAAP, (b) to the extent otherwise excused or prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10         ERISA.

Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases:

(a)        Each Debtor and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, if any.

(b)          Each Plan, if any, is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)        No act, omission or transaction has occurred that could result in imposition on any Debtor or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)          No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974.  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Debtor or any ERISA Affiliate has been or is expected by such Debtor or ERISA Affiliate to be incurred with respect to any Plan.  No ERISA Event with respect to any Plan has occurred.

(e)         Full payment when due has been made of all amounts which any Debtor or any ERISA Affiliate is required under the terms of each Plan, if any, or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan, if any, which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g)          No Debtor nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any of its Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)          No Debtor nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)          No Debtor nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11         Disclosure; No Material Misstatements.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Debtor to the Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to any Debtor other than as set forth in the DIP Orders that could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Agent or the Lenders by or on behalf of any Debtor prior to, or on, the date hereof in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.12     Insurance.  The Debtors have, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Debtors.  The Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13        Restriction on Liens.  Subject to any restrictions arising on account of any Debtor’s status as a “debtor” under the Bankruptcy Code, no Debtor is a party to any material agreement or arrangement (other than any Existing Second Lien Loan Documents), or, other than as a result of the Bankruptcy Cases, subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent and the Lenders on or in respect of their Properties to secure the Obligations.

Section 7.14       Subsidiaries.  Except as set forth on Schedule 7.14 or as disclosed in writing from time to time to the Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries.  No Debtor has any Foreign Subsidiaries.  Each Debtor set forth on Schedule 7.14 (as supplemented from time to time) is a Wholly-Owned Subsidiary.  The Parent does not directly own any Equity Interests in any Person other than Equity Interests in the Borrower and Legacy GP, and Legacy GP does not directly own any Equity Interests in any Person other than Equity Interests in the Borrower.

Section 7.15         Location of Business and Offices.  The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Legacy Reserves LP, and the organizational identification number of the Borrower in its jurisdiction of organization is 4038949 (or as set forth in a notice delivered to the Agent pursuant to Section 8.01(n)).  The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n)).  Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16         Properties; Titles, Etc.

Except as a result of the filing of the Bankruptcy Cases:

(a)          Each Debtor has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, good and defensible title to its Oil and Gas Properties comprised of natural gas pipelines or other gathering systems or pipelines or midstream assets and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the any Debtor specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate any Debtor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in any Debtor’s net revenue interest in such Property.

(b)         All material leases and agreements necessary for the present conduct of the business of the Debtors are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases which could reasonably be expected to have a Material Adverse Effect.

(c)         The rights and Properties presently owned, leased or licensed by the Debtors including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Debtors to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)        All of the material Properties of the Debtors that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          Each Debtor owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Debtor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Debtors either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17         Maintenance of Properties.  Except to the extent any leases, subleases or other contracts are rejected in the Bankruptcy Cases as part of the Debtors’ exercise of its reasonable business judgment, and except as could not reasonably be expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  Subject to any necessary order or authorization of the Bankruptcy Court, all pipelines, wells, separation, treating, gas processing plants, compressors, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Debtor that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated any Debtor, in a manner consistent with such Debtor’s past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18       Gas Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Debtors to deliver, in the aggregate, two percent (2%) or more of the monthly production from Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19       Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or its Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date hereof.

Section 7.20        Swap Agreements.  Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete summary of all Swap Agreements of each Debtor, which includes the material terms thereof (including the type, term and notional amounts or volumes).

Section 7.21        Use of Loans and Letters of Credit.  The proceeds of the Loans and Letters of Credit shall be used in accordance with Section 8.18.

Section 7.22         [Reserved].

Section 7.23       USA PATRIOT; AML Laws; Anti-Corruption Laws and Sanctions.  Each Debtor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with the USA PATRIOT Act, Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.  None of (a) the Debtors or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of any Debtor or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise.  No Debtor, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 7.24       International Operations.  None of the Debtors own nor have any Debtors acquired or made any other material expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties located outside of the geographical boundaries of the United States or in the offshore federal waters of the United States of America.

Section 7.25       Accounts.  Schedule 7.25 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of any Debtor as of the Interim Facility Effective Date, together with an indication as to whether each such account is an Excluded Account and the basis for such determination.

Section 7.26         [Reserved].

Section 7.27         [Reserved].

Section 7.28         DIP Orders. The applicable DIP Order is in full force and effect and has not been vacated, reversed, modified, amended or stayed without the prior written consent of the Agent and the Majority Lenders.

Section 7.29     Budget.  The Debtors have not failed to disclose any material assumptions with respect to the Budget and affirm the reasonableness of the assumptions in the Budget in all material respects.

Section 7.30       Representations and Warranties of the Parent Guarantors.  Each of the Parent Guarantors hereby makes each of the representations and warranties to the Lenders set forth in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08, Section 7.09, Section 7.10, Section 7.11, Section 7.12, Section 7.13, Section 7.14, Section 7.21 and Section 7.23, as if each reference to “the Borrower” therein were a reference to “such Parent Guarantor”, and provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 7.30, be deemed to be a reference to such Parent Guarantor’s knowledge.

ARTICLE VIII
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and each Parent Guarantor, in the case of Section 8.01, Section 8.02 and Section 8.21) covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Other Information.  The Borrower will furnish to the Agent and each Lender:

(a)         Annual Financial Statements.  As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year, the Parent’s audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Agent (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements.  As soon as available, but in any event not later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial position and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)         Certificate of Financial Officer – Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Parent and the Borrower in substantially the form of Exhibit C hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) specifying each Subsidiary.

(d)        Certificate of Accounting Firm – Defaults.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)          [Reserved].

(f)         Certificate of Financial Officer – Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such calendar month or fiscal year, a true and complete summary of all Swap Agreements of each Debtor which includes the material terms thereof (including the type, term and notional amounts or volumes) not listed on Schedule 7.20.

(g)        Certificate of Insurer – Insurance Coverage.  Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Agent, and, if requested by the Agent or any Lender, all copies of the applicable policies.

(h)        Other Accounting Reports.  Promptly upon receipt thereof, a copy of each other report or letter submitted to any Debtor by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Debtor, and a copy of any response by such Debtor to such letter or report.

(i)          SEC and Other Filings; Reports to Shareholders.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(j)           [Reserved].

(k)        Lists of Purchasers.  Concurrently with the delivery of any Reserve Report to the Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Debtor.

(l)          Notice of Sales of Oil and Gas Properties.  In the event any Debtor intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties included in the most recently delivered Reserve Report (or any Equity Interests in any Debtor owning interests in such Oil and Gas Properties), prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Agent or any Lender.

(m)        Notice of Casualty Events.  Prompt written notice, and in any event within three (3) Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n)         Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number, if any.

(o)        Production Report and Lease Operating Statements.  On or prior to the 20th Business Day after the end of each month, the Borrower shall deliver to the Agent, a report setting forth, for each calendar month during the then-current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)         Notices of Certain Changes.  Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Debtor.

(q)         Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Debtor (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Agent may reasonably request.

(r)         Property Tax Receipts.  Not later than March 15th of each year, receipts or other written evidence reasonably satisfactory to the Agent (it being agreed and understood that independent third party verification shall not be required to the extent that the Agent’s internal policies allow) demonstrating the Borrower or the applicable Guarantor has paid in full all of its property Tax obligations for the previous calendar year with respect to any improved real Property subject to a Lien of the Security Instruments.

(s)          Material Permian Acreage.  Not later than five (5) Business Days after the consummation of an acquisition of Material Permian Acreage by any Debtor, written notice thereof, legal descriptions of the Properties acquired thereby and such other details as may be reasonably requested by the Agent.

(t)          Budget Update; Cash Reporting.

(i)          On or prior to the 20th Business Day after the end of each month, the Borrower shall deliver to the Agent: (i) an updated Capital Expenditure Budget including a report from a Financial Officer identifying and addressing any variance of actual performance to the Capital Expenditure Budget for the prior month and (ii) an updated accounts payable schedule as of the last day of the immediately prior month.

(ii)        On each Friday following the end of each four-week period, beginning on July 5, 2019 (each, a “Reporting Date”), the Borrower shall deliver to the Agent an updated Budget (which shall each be satisfactory to the Agent and subject to the Agent’s approval in its reasonable discretion; provided that the Agent shall have five (5) Business Days to approve any revised Budget provided, further, that if the Agent does not approve any updated Budget by the sixth (6th) Business Day following receipt thereof, the previously delivered Budget shall remain in effect for purposes of the variance testing covenant and reporting).

(iii)        On each Friday immediately following each Reporting Date (such date, the “Variance Testing Date”), the Borrower shall deliver to the Agent (in form reasonably satisfactory to the Agent) a variance report tested as of the most recent Reporting Date for the four-week period ending on such Reporting Date (each such period, a “Variance Testing Period”) setting forth: (w) the aggregate disbursements of the Debtors for line items other than capital expenditures and aggregate receipts during the applicable Variance Testing Period, (x) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for line items other than capital expenditures made during such Variance Testing Period by the Debtors against the aggregate disbursements for line items other than capital expenditures for the Testing Period set forth in the applicable Budget, (y) the aggregate disbursements of the Debtors for capital expenditures during the applicable Variance Testing Period, and (z) any variance (whether positive or negative, expressed as a percentage) between the aggregate disbursements for capital expenditures for the testing Period set forth in the applicable Budget.

(iv)        On the last day of each calendar week, the Borrower shall deliver to the Agent, a variance report comparing the Debtors’ actual receipts and disbursements for the prior calendar week and the prior four calendar weeks (on a cumulative basis) with the projected receipts and disbursements for such week and the prior four calendar weeks (on a cumulative basis) as reflected in the applicable Budget for such weeks, which variance report shall include a report from a Financial Officer of the Debtors identifying and addressing any variance of actual performance to projected performance for the prior week.

Section 8.02       Notices of Material Events.  The Borrower will furnish to the Agent and each Lender, promptly after the Borrower obtains knowledge thereof, written notice of the following:

(a)          the occurrence of any Default;

(b)        other than the Bankruptcy Cases, the filing or commencement of, or the threat in writing of, any action, suit, investigation, arbitration or proceeding by or before any arbitrator or Governmental Authority against or affecting any Debtor, or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $1,000,000 (not subject to the automatic stay in the Bankruptcy Cases);

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Debtors in an aggregate amount exceeding $1,000,000;

(d)        at least two (2) Business Days prior to filing (or such shorter period as the Agent may agree), the Borrower shall use commercially reasonable efforts to provide the Agent copies of all pleadings and motions (other than “first day” motions and proposed orders, but including the Approved Plan of Reorganization and any disclosure statement related thereto) to be filed by or on behalf of the Borrower or any of the other Loan Parties with the Bankruptcy Court in the Bankruptcy Cases, or to be distributed by or on behalf of the Borrower or any of the other Loan Parties to any official committee appointed in the Bankruptcy Cases, which such pleadings shall include the Agent as a notice party;

(e)          on a timely basis as specified in any DIP Order, all notices required to be given to all parties specified in such DIP Order, in the manner specified therefor therein; and

(f)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03         Existence; Conduct of Business.  Each Debtor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which any of its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or other disposition permitted under Section 9.12.

Section 8.04       Payment of Obligations.  Each Debtor will pay its obligations, including Tax liabilities of such Debtor before the same shall become delinquent or in default, except (x) to the extent such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court and (y) where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Debtor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05         Performance of Obligations under Loan Documents.  Except to the extent excused by the Bankruptcy Court or as a result of the filing of the Bankruptcy Cases each Debtor will pay its Obligations in accordance with the Loan Documents, and each Debtor will do and perform every act and discharge all of the obligations to be performed and discharged by such Debtor under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06         Operation and Maintenance of Properties.  Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will:

(a)        operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b)         keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all material equipment, machinery and facilities;

(c)        promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards and in all material respects, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and

(e)         to the extent a Debtor is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07         Insurance.  Each Debtor will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Agent as its interests may appear and such policies shall name the Agent and the Lenders as “additional insureds” and provide that the insurer will give at least thirty (30) days prior notice of any cancellation to the Agent.

Section 8.08         Books and Records; Inspection Rights.  Each Debtor will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Debtor will permit any representatives designated by the Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09         Compliance with Laws.  Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Subsidiaries’ Property.  Each Debtor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Debtor and its respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 8.10         Environmental Matters.

(a)        Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor shall:  (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of such Debtor’s or any other Property to the extent caused by the Debtor’s operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Debtor’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Debtor’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement such procedures as may be reasonably necessary to continuously determine and assure that the Debtor’s obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)         The Borrower will promptly, but in no event later than five (5) days after the occurrence thereof, notify the Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against any Debtor or its Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $1,000,000, not fully covered by insurance, subject to normal deductibles.

(c)         Each Debtor will provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Agent and the Lenders (or as otherwise required to be obtained by the Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other material Properties.

Section 8.11         Further Assurances.

(a)        Each Debtor at its sole expense will promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of such Debtor, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent, in connection therewith.  For the avoidance of doubt, with respect to any fee-owned or easement real Property of the Borrower or any Guarantor (other than oil and gas reserves), to the extent reflected in Borrower’s midstream cash flow projections, upon the reasonable request of the Agent, the Borrower shall, or shall cause such Guarantor to, promptly upon such request, provide the Lenders with title insurance and, to the extent available in the applicable jurisdiction, extended coverage insurance, covering its interest in such real Property, in an amount equal to the purchase price of such interest in real Property (or such other lesser amount as shall be reasonably specified by the Agent), as well as an ALTA survey, which accurately depicts the current condition thereof, together with a surveyor’s certificate.

(b)         The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.  The Agent will promptly send the Borrower any financing or continuation statements it files without the signature of the Borrower or any other Guarantor and the Agent will promptly send the Borrower the filing or recordation information with respect thereto.

Section 8.12         Reserve Reports.

(a)          On or before March 1st and September 1st of each year, the Borrower shall furnish to the Agent and the Lenders a Reserve Report as of the immediately preceding December 31st or June 30th, as applicable.  The Reserve Report as of December 31st of each year shall be prepared by one or more independent petroleum engineers reasonably acceptable to the Agent and the June 30th Reserve Report of each year shall be prepared by or under the supervision of the “Manager of Acquisitions and Planning” (or similarly titled position) of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31st Reserve Report.

(b)          [Reserved].

(c)       With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects:  (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) each applicable Debtor owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require any Debtor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the Petition Date except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report that the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent.

Section 8.13         Title Information.

(a)        On or before the delivery to the Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Agent, the Borrower will deliver title information in form and substance acceptable to the Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall have received together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)         If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days of notice from the Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance reasonably acceptable to the Agent so that the Agent shall have received, together with title information previously delivered to the Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

Section 8.14         Additional Collateral; Additional Guarantors.

(a)         The Parent shall, and shall cause each other Debtor to, guarantee the Obligations pursuant to the Loan Guarantee.  In connection with any such guarantee, the Parent shall, or shall cause such Debtor to promptly, (A) execute and deliver this Agreement or a joinder to this Agreement, in form and substance reasonably acceptable to the Agent (the “Joinder Agreement”), and any other Loan Document reasonably requested by the Agent, (B) pledge all of the Equity Interests of such Debtor pursuant to a Security Instrument or other Loan Document (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Debtor, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent.

(b)         Notwithstanding the restrictions in Section 9.06, each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, other than the Guarantors party hereto, shall promptly execute and deliver to the Agent a Joinder Agreement and any Security Instrument or other Loan Document (or joinder thereto) as may be required by the Agent. Such Subsidiary shall, and the Parent shall cause such Subsidiary to, deliver to the Agent, simultaneously with its delivery of such Joinder Agreement and any such Security Instrument or other Loan Document (or joinder), (x) written evidence reasonably satisfactory to the Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Joinder Agreement (including under the Loan Guarantee), any such Security Instrument and any other documents which it is required to execute, and (y) such additional closing documents, certificates and opinions of counsel as the Agent shall reasonably require.

Section 8.15        ERISA Compliance.  The Parent will promptly furnish, and will cause each other Debtor and any ERISA Affiliate to promptly furnish, to the Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan, if any, or any trust created thereunder, (b) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower, its Subsidiaries or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Parent, such applicable Debtor or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.  With respect to each Plan, if any (other than a Multiemployer Plan), the Parent will, and the Parent will cause each other Debtor and its ERISA Affiliates to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.16         [Reserved].

Section 8.17         [Reserved].

Section 8.18       Use of Proceeds.  The proceeds of the Loans and Letters of Credit shall be used (a) to pay related transaction costs, fees and expenses; (b) to provide working capital and for other general corporate purposes of the Debtors in accordance with the Budget; (c) to make adequate protection payments as authorized by the Bankruptcy Court in the Interim Order or the Final Order, as applicable; (d) to pay obligations arising from or related to the Carve-Out; (e) to pay restructuring costs incurred in connection with the Bankruptcy Cases; and (f) in the case of the Refinancing Facility, to refinance amounts outstanding under the Existing Credit Agreement, pursuant to the terms set forth in Article II.  The Borrower and the other Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 8.19         [Reserved].

Section 8.20         [Reserved].

Section 8.21        Affirmative Covenants of the Parent Guarantors.  Each of the Parent Guarantors hereby covenants and agrees to comply with each of the covenants set forth in Section 8.03, Section 8.04, Section 8.05, Section 8.07, Section 8.08, Section 8.09, Section 8.10, Section 8.11 and Section 8.15, as if each reference to “the Borrower” therein were a reference to “such Parent Guarantor”.

Section 8.22         [Reserved].

Section 8.23        Delivery of Proposed DIP Orders.  The Borrower will deliver to the Agent, as soon as practicable in advance of filing with the Bankruptcy Court, (i) the proposed DIP Orders (which must be in form and substance satisfactory to the Agent) and (ii) the Approved Plan of Reorganization, including any proposed disclosure statement related to such Approved Plan of Reorganization.

Section 8.24       Cash Management. Each Debtor shall maintain their cash management system as it existed prior to the Petition Date for the benefit of the entire DIP Facility, with any changes made pursuant to an order of the Bankruptcy Court.

ARTICLE IX
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and each Parent Guarantor, in the case of Section 9.01, Section 9.04(a), Section 9.21, Section 9.22 and Section 9.23) covenants and agrees with the Lenders that:

Section 9.01         Financial Covenants.

(a)         Variance Testing Period.  The Debtors shall not allow, during any Variance Testing Period, the Debtors’ actual cash expenses and disbursements during such Variance Testing Period to be more than 115% of the projected cash expenses and disbursements for such Variance Testing Period, as set forth in the Budget (the “Permitted Variance”), provided that the cash expenses and disbursements considered for determining compliance with this covenant shall exclude (i) disbursements and expenses in respect of professional fees incurred in the Bankruptcy Cases during such Variance Testing Period, (ii) the Upfront Fees payable to the RBL Lenders, as set forth in the Exit Term Sheet (as defined in the Final Order), and (iii) disbursements owed to third parties on account of royalty interests and working interests and provided, further that the Debtors may carry forward budgeted but unused disbursements set forth in the Budget for a Variance Testing Period for use during the immediately succeeding Variance Testing Period.

Section 9.02         Debt.  No Debtor will incur, create, assume or suffer to exist any Debt, except:

(a)          the Obligations;

(b)         accounts payable and other accrued expenses, liabilities or other obligations to pay (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)         unsecured intercompany Debt between Debtors to the extent permitted by Section 9.05; provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Debtor, and, provided further, that any such Debt owed by a Debtor shall be subordinated to the Obligations on terms satisfactory to the Agent, including as set forth in the Loan Guarantee;

(d)          endorsements of negotiable instruments for collection in the ordinary course of business;

(e)          debt of the Debtors under Capital Leases entered into prior to the Petition Date and set forth on Schedule 9.02(e) hereto;

(f)          to the extent set forth on Schedule 9.02(f), Debt of the Debtors in existence on the Petition Date in respect of performance, bid, surety or similar bonds or surety obligations for the account of the Debtors, in each case, to the extent required by any Governmental Requirements applicable to the Debtors and otherwise in connection with the operation of the Oil and Gas Properties of the Debtors, together with all replacements, extensions and renewals thereof made in the ordinary course of business;

(g)          (i) the Existing Senior Indentures, (ii) the Existing Second Lien Loan Documents and (iii) the Existing Obligations; and

(h)          Debt for borrowed money outstanding on the Petition Date and set forth on Schedule 9.02(e) hereto.

Section 9.03       Liens.  No Debtor will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the payment of any Obligations;

(b)         (i) Excepted Liens on any Property of the Debtors, (ii) Excepted Liens on any Property (other than the Parent’s right, title and interest in, and to, any and all Equity Interests issued by any of the direct or indirect Subsidiaries of the Parent) of the Parent and (iii) inchoate Tax Liens on the Parent’s right, title and interest in, and to, any and all Equity Interests issued by any of the direct or indirect Subsidiaries of the Parent;

(c)         Liens on any Property of the Debtors securing Debt arising in respect of Capital Leases so long as such Debt is permitted under Section 9.02(e); provided that such Liens attach only to the assets acquired with the proceeds of such Debt and do not cover any Hydrocarbon Interests or Equity Interests in Persons owning direct or indirect interests in Hydrocarbon Interests);

(d)         Liens on any Property of the Debtors existing on the Petition Date and set forth on Schedule 9.03(d); provided that (i) no such Lien shall at any time be extended to cover any additional Property not subject thereto on the Petition Date and (ii) the principal amount of the Debt secured by such Liens shall not be extended, renewed, refunded or refinanced;

(e)          Liens securing Existing Obligations; provided that such Liens are subject to the terms and conditions of the DIP Order;

(f)          Liens securing obligations under the Existing Second Lien Loan and the other Existing Second Lien Loan Documents; provided that such Liens are subject to the terms and conditions of the DIP Order; and

(g)          Adequate Protection Liens.

Section 9.04         Dividends, Distributions and Redemptions.

(a)         Dividends and Distributions.  The Debtors will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except the Debtors (other than Parent) may declare and pay dividends or distributions ratably with respect to their Equity Interests.

(b)        Prepayments, Redemptions of Existing Obligations, Existing Second Lien Loans; Certain Amendments.  The Debtors will not make any Redemption or any other prepayments of principal, interest or payment of fees on, or in connection with, the Existing Loan Documents or the Existing Second Lien Loan Documents, in each case, other than payments expressly provided for herein or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the Agent. No Debtor shall consent to any amendment, supplement, waiver or other modification of the terms or provisions contained in any of (i) the Existing Second Lien Loan Documents, (ii) the Existing Loan Documents or (iii) any other Debt for borrowed money.

(c)          [Reserved].

Section 9.05        Investments, Loans and Advances.  No Debtor will make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments in all of the Debtors and Binger in existence on the Interim Facility Effective Date and set forth in Schedule 9.05(a);

(b)          Investments of the Debtors reflected in the Financial Statements;

(c)          Investments of the Debtors in the form of accounts receivable arising in the ordinary course of business;

(d)          Investments of the Debtors in the form of direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(e)          Investments of the Debtors in the form of commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s;

(f)         Investments of the Debtors in the form of deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $250,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(g)        Investments of the Debtors in the form of deposits in money market funds investing exclusively in Investments described in Section 9.05(d), Section 9.05(e) or Section 9.05(f);

(h)          Investments made by a Debtor in or to any other Debtor;

(i)         Investments made by the Debtors in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, and only to the extent an Event of Default does not exist and the total Revolving Credit Exposures would not exceed the Available Commitments as a result of making such Investments;

(j)          Investments made by the Debtors in the form of loans or advances to employees, officers or directors in the ordinary course of business of the Debtors, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time;

(k)        Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to any Debtor as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Debtor; provided that the Borrower shall give the Agent prompt written notice in the event that the aggregate amount of all investments held at any one time under this Section 9.05(k) exceeds $250,000;

(l)           [Reserved]; and

(m)         Loans and advances made by the Borrower to the Parent to the extent any such loan or advance (i) is made in lieu of a Restricted Payment permitted pursuant to Section 9.04 or otherwise under this Agreement and (ii) if made as a Restricted Payment, would be permitted pursuant to Section 9.04 or otherwise under this Agreement.

Section 9.06        Nature of Business.  Subject to any restrictions arising on account of the Debtors’ status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, no Debtor will allow any material change to be made (i) in the character of its business as an independent oil and gas exploration and production company or (ii) to the Debtor’s identity or corporate structure, the jurisdiction in which such Person is incorporated or formed, or any organizational documents of such Debtor. Debtors will not operate its business outside the geographical boundaries of the United States.

Section 9.07         [Reserved].

Section 9.08        Proceeds of Loans; OFAC.  The Borrower will not permit the proceeds of the Loans to be used (i) for any purpose other than those permitted by Section 8.18.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.  No Debtor or its respective directors, officers, employees, Affiliates and agents shall use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

Section 9.09         ERISA Compliance.  No Debtor will at any time:

(a)        engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Debtor or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)         terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of any Debtor or any ERISA Affiliate to the PBGC;

(c)          fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Debtor or any ERISA Affiliate is required to pay as contributions thereto;

(d)         permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e)          permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by any Debtor or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)         acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Debtor or with respect to any ERISA Affiliate of any Debtor if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)          incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)          amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that any Debtor or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10       Sale or Discount of Receivables.  No Debtor will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11       Mergers, Divisions, Etc.  No Debtor will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (whether now owned or hereafter acquired) to any other Person, or liquidate or dissolve or divide.

Section 9.12         Sale of Properties.  No Debtor will sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)        farmouts of undeveloped acreage and assignments in connection with such farmouts with respect to which a Debtor retains an overriding royalty interest above a 75% net revenue interest in such disposed Property;

(c)         the sale or transfer of equipment that is no longer necessary for the business of such Debtor or is replaced by equipment of at least comparable value and use;

(d)        if no Event of Default then exists or would result as a result thereof, sales and other dispositions of Property (not otherwise permitted above) having a fair market value not to exceed $1,000,000; and

(e)          dispositions of any Property of any Debtor pursuant to an order of the Bankruptcy Court; provided that such disposition shall be subject to the prior consent of the Agent and the Majority Lenders.

Section 9.13       Environmental Matters.  No Debtor will violate or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.14        Transactions with Affiliates.  The Borrower will not enter into any transaction, including, without limitation, any purchase, sale, or lease or exchange of Property, with any non-Debtor Affiliate, other than transactions or arrangements in place as of the Petition Date (including contractual obligations in place at such time) or approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Agent and the Majority Lenders.

Section 9.15        Subsidiaries.  The Borrower shall have no Subsidiaries other than Wholly-Owned Subsidiaries.  No Debtor will create or acquire any additional Subsidiary.  No Debtor sell, assign or otherwise dispose of any Equity Interests in any of its Subsidiaries.  The Borrower shall have no Foreign Subsidiaries.

Section 9.16      Negative Pledge Agreements; Dividend Restrictions.  No Debtor will create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, any other Loan Document, the Existing Loan Documents, the Existing Senior Indentures or the Existing Second Lien Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Agent and the Lenders or the secure the Obligations, except restrictions imposed pursuant to an agreement entered into in connection with a disposition permitted under Section 9.12.

Section 9.17       Gas Imbalances, Take-or-Pay or Other Prepayments.  No Debtor will allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Debtor that would require such Debtor to deliver, in the aggregate, two percent (2%) or more of the monthly production of Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18         Swap Agreements.  No Debtor will enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from Total Proved Reserves (provided that proved developed non-producing and proved undeveloped reserves shall not in the aggregate constitute more than 25% of Total Proved Reserves) for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, each calculated separately (for purposes of the foregoing, natural gas liquids volumes may be hedged directly or for crude oil volumes in a 2:1 ratio), for each of the next five (5) succeeding calendar years, provided that upon the date any Debtor signs a definitive acquisition agreement for any acquisition of Property or Equity Interests of any Person not prohibited by this Agreement, Swap Agreements may be entered into for 85% of the reasonably anticipated projected production from Proved Developed Producing Properties the subject of such acquisition (provided that should such acquisition fail to close within sixty (60) days of the date the Debtor signing such definitive acquisition agreement, such Debtor shall terminate or unwind such Swap Agreements entered into in respect of such acquisition such that such Debtor is in compliance with clause (a)(ii) above), excluding the effect of the provision for pending acquisitions, floor options may be purchased limited to total notional volumes of all Swap Agreements and puts options not exceeding 100% of projected production from Proved Developed Producing Properties as described in (a)(ii) above, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Debtors then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for any Debtor to post collateral or margin to secure its obligations under such Swap Agreement or to cover market exposures.

Section 9.19        Marketing Activities.  No Debtor will engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Debtors that any Debtor has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 9.20         Accounting Changes.  No Debtor will (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (ii) change the fiscal year of any Debtor.

Section 9.21        New Accounts.  No Debtor will open or otherwise establish, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Deposit Account, Securities Account or Commodity Account in which the Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Security Instrument or (b) any Excluded Account (solely with respect to amounts referred to in the definition thereof).

Section 9.22        Volumetric Production Payment.  No Debtor will sell, grant, issue or otherwise enter into any Volumetric Production Payment, forward sale agreement or other sales of Hydrocarbons in place that would require any Debtor to deliver Hydrocarbons at some future time without receipt by the Debtor of full payment therefor at such future time or sale of royalty interests or overriding royalty interests; provided however, without limiting the other provisions of this Article IX, this Section 9.22 shall not limit the ability of a Debtor to (i) enter into gas balancing arrangements, (ii) settle gas imbalances and (iii) (A) perform on take or pay contracts, (B) deliver Hydrocarbons in accordance with the terms of any Hydrocarbon Lease to a party thereto, or (C) enter into midstream or marketing contracts in the ordinary course of business for sale of Hydrocarbons, in the case of clauses (iii)(A), (iii)(B) and (iii)(C), as and when produced.

Section 9.23       Passive Holding Company Status of Parent Guarantors.  Neither of the Parent Guarantors shall engage in any operating or business activities or other transactions other than (i) the ownership and/or acquisition of the Equity Interests (other than Disqualified Capital Stock) of the Borrower or Legacy GP, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of the Parent Guarantors and the Borrower and (iv) the performance of its obligations under and in connection with the Loan Documents, the Bankruptcy Cases, the Existing Loan Documents, the Existing Second Lien Loan Documents and any documents relating to other Debt permitted under Section 9.02.

Section 9.24        Negative Covenants of the Parent Guarantors.  Each of the Parent Guarantors hereby covenants and agrees to comply with each of the covenants set forth in Section 9.04(b), Section 9.09, Section 9.14, Section 9.16, and Section 9.21, as if each reference to “the Borrower” were a reference to “such Parent Guarantor”.

Section 9.25         Key Employee Plans. No Debtor shall (a) enter into any key employee retention plan and incentive plan, other than such plans in effect as of the Petition Date or (b) amend or modify any existing key employee retention plan and incentive plan, unless such plan, amendment or modification, as applicable, is satisfactory to the Agent and Majority Lenders.

Section 9.26         [Reserved].

Section 9.27         Superpriority Claims. No Debtor will create or permit to exist any Superpriority Claim other than Superpriority Claims permitted by the DIP Orders and the orders approving the “first day” motions in respect of the Bankruptcy Cases.

Section 9.28        Bankruptcy Orders. No Debtor will (a) obtain or seek to obtain any stay from the Bankruptcy Court on the exercise of the Agent’s or any Lender’s remedies hereunder or under any other Loan Document, except as specifically provided in the DIP Order, (b) seek to change or otherwise modify any DIP Order or other order in the Bankruptcy Court with respect to the DIP Facility or (c) without the consent of the Majority Lenders, propose, file, consent, solicit votes with respect to or support any chapter 11 plan or debtor in possession financing unless (i) such plan or financing would, on the date of effectiveness, pay in full in cash all Obligations or (ii) such plan is an Approved Plan of Reorganization.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01       Events of Default.  One or more of the following events shall constitute an “Event of Default”:

(a)         the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)         the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)         any representation or warranty made or deemed made by or on behalf of any Debtor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)          any Debtor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(m), Section 8.01(n), Section 8.02, Section 8.03 or in Article IX;

(e)         any Debtor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of any Debtor otherwise becoming aware of such default;

(f)          any event or condition occurs that results in any Material Indebtedness incurred on or after the Petition Date becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Debtor to make an offer in respect thereof;

(g)        the Loan Documents shall not have been executed and delivered by the Debtors, the Agent and the Lenders within five (5) business days after the date of entry of the Interim Order (or shall not have been filed with, and approved by, the Bankruptcy Court within the times specified and otherwise in accordance with the Interim Order);

(h)          dismissal of the Bankruptcy Cases or conversion of the Bankruptcy Cases to a Chapter 7 case;

(i)          appointment of a Chapter 11 trustee, a responsible officer or an examiner with enlarged powers (beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business of any Loan Party in the Bankruptcy Case;

(j)         the Bankruptcy Court’s granting of any superpriority claim or lien on the Collateral which is pari passu with or senior to the Superpriority Claims or Liens of the Lenders in the Bankruptcy Case;

(k)         failure of the Final Order to be entered within thirty-five (35) days (or a later date consented to by the Agent and the Majority Lenders) after entry of the Interim Order;

(l)          failure of the Interim Order or Final Order to be in full force and effect, including by the entry of an order reversing, amending, supplementing, staying for a period in excess of five (5) days, vacating or otherwise modifying the Interim Order or Final Order in a manner that is adverse to the Agent or the Lenders;

(m)        after entry of the Final Order, the entry of any final order in the Bankruptcy Case charging any of the Collateral, including under Section 506(c) or Section 552(b) of the Bankruptcy Code, or the commencement of any action by any Loan Party which is adverse to the Lenders or their rights and remedies under the DIP Facility in the Bankruptcy Case;

(n)          reversal or modification of the Refinancing Facility by the Bankruptcy Court;

(o)          failure of any Loan Party to comply with the terms of the applicable DIP Order;

(p)          entry of a final order by the Bankruptcy Court terminating the use of cash collateral;

(q)         payment by any Loan Party (by way of adequate protection or otherwise) of any principal or interest or other amount on account of any prepetition Debt or payables (other than as agreed herein or pursuant to the consent of the Required Lenders) or as described in the Interim Order, the Final Order or pursuant to any orders approving any “first day” motions;

(r)          entry of an order or orders granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party or third parties to proceed against any assets of any Loan Party having a value, individually or in the aggregate, in excess of $1,000,000 or to permit other actions that would have a Material Adverse Effect on any Loan Party or its estate;

(s)          if (i) the Existing Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any party thereto or any holder of the liens subordinated thereby, or shall be repudiated by any of them, or be amended, modified or supplemented to cause the liens securing the obligations of the Existing Second Lien Credit Agreement to be senior or pari passu in priority to the liens securing the obligations under the Existing Credit Agreement, (ii) the Borrower takes any action inconsistent with the terms of the Existing Intercreditor Agreement (other than in connection with an Approved Plan of Reorganization reasonably acceptable to the Required Lenders), (iii) any Person bound by the Existing Intercreditor Agreement takes any action inconsistent with the terms thereof and the Borrower shall fail to promptly take all actions necessary to oppose such action or (iv) any order of any court of competent jurisdiction is granted which is materially inconsistent with the terms of the Existing Intercreditor Agreement;

(t)          (i) subject to Section 12.02(c), unless otherwise agreed by the Required Lenders or pursuant to the terms of the DIP Orders, the filing or confirmation of an Approved Plan of Reorganization that does not provide for termination of the Commitments under the DIP Facility and, except as may be provided herein with respect to the Refinanced Loans, including under Section 2.01(b), payment in full in cash of all Obligations under the Loan Documents owed to the Lenders in respect of the DIP Facility on the effective date of such Approved Plan of Reorganization, or (ii) if any Debtor shall seek, support, or fail to contest in good faith the filing or confirmation of any plan of reorganization other than the Approved Plan of Reorganization;

(u)          failure to satisfy any of the Chapter 11 Milestones in accordance with the terms relating to such Chapter 11 Milestone;

(v)         (i) the entry of the Interim Order shall have not occurred on or prior to the date that is five (5) days after the Petition Date, (ii) the entry of the Final Order shall have not occurred prior to or on the date that is thirty-five (35) days (or a later date consented to by the Agent and the Majority Lenders) after entry of the Interim Order or (iii) the entry of an order reversing, amending, supplementing, staying for a period in excess of five (5) days, vacating or otherwise modifying the Interim Order or Final Order in a manner that is adverse to the Agent or the Lenders;

(w)         with respect to the Debtors (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Debtor or any combination thereof; and, in case of each of clause (i) or (ii), the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Debtor to enforce any such judgment, and unless, with respect to any of the foregoing, the same shall be effectively stayed pursuant to the Bankruptcy Code;

(x)         the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against a Debtor party thereto or shall be repudiated by them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, or any Debtor shall so state in writing, or any Loan Party shall contest the validity or perfection of the Liens and security interests securing the Obligations;

(y)        an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Debtor in an aggregate amount exceeding $2,000,000 in any year; and

(z)          any Change in Control shall occur.

Section 10.02       Remedies.

(a)          In the case of an Event of Default, subject in all respects to the Carve Out, (i) the Agent may, and at the request of the Majority Lenders, shall (A) deliver a notice to the Borrower of the Event of Default, (B) declare the termination, reduction, or restriction of the Commitments, and thereupon the Commitments shall be terminated, reduced, or restricted immediately unless and until the Majority Lenders and the Agent shall reinstate the same in writing, (C) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations), shall become due and payable immediately, in each case, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party, (D) declare a termination, reduction or restriction on the ability of the Loan Parties to use any cash collateral (other than as set forth in clause (iii) below) (E) terminate the DIP Facility and (F) charge the Default Rate (each of clauses (A) through (F) above, a “Termination Declaration” and the earliest date to occur of any such Termination Declaration, the “Termination Declaration Date”), in each case of clauses (A) through (F) above, without first obtaining relief from the automatic stay under section 362 of the Bankruptcy Code; (ii) five (5) Business Days after the Termination Declaration Date, the Loan Parties and/or any Committee shall be permitted to seek an emergency hearing before the Bankruptcy Court (which they shall seek on an expedited basis) solely to determine whether an Event of Default has occurred, provided, however, that (1) if the Loan Parties seek an expedited emergency hearing within five (5) Business Days, until such time the Bankruptcy Court has entered an order ruling on whether an Event of Default has occurred, the Agent shall not be permitted to exercise its rights and remedies with respect to such Termination Declaration or such Events of Default, and (2) if the Loan Parties and any Committee do not seek an expedited emergency hearing within five (5) Business Days after the Termination Declaration Date, the Agent shall be entitled to exercise all rights and remedies provided for in the Loan Documents with respect to such Termination Declaration, including the right to foreclose on, or otherwise exercise its rights with respect to all or any portion of the Collateral, including by applying the proceeds thereof to the Obligations; and (iii) the Loan Parties shall not be permitted to use any proceeds of the Loans, or any other cash collateral, except in accordance with the Budget (subject to the Permitted Variances).

(b)          In the case of the occurrence of an Event of Default, the Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)          All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:

(i)          first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;

(ii)      second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)      third, pro rata to payment of (i) accrued and unpaid interest on the New Money Loans and LC Disbursements, (ii) accrued and unpaid interest on the Refinanced Loans, (iii) fees on each Letter of Credit and (iv) other accrued and unpaid interest included in the Obligations;

(iv)        fourth, pro rata to (i) payment of principal outstanding on the New Money Loans, (ii) payment of principal outstanding on the Refinanced Loans, (iii) Secured Swap Obligations owing to Secured Swap Parties, (iv) Secured Cash Management Obligations owing to Secured Cash Management Providers, and (v) to serve as cash collateral to be held by the Agent to secure the LC Exposure;

(v)          fifth, pro rata to any other Obligations; and

(vi)       sixth, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be held as required by the Bankruptcy Court and/or any other Governmental Requirement.

Notwithstanding the foregoing, Secured Cash Management Obligations arising under any Secured Cash Management Agreement shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Secured Cash Management Provider. Each Secured Cash Management Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 10.03     Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Obligations and other obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Instruments, except after the occurrence and during the continuance of an Event of Default, (a) the Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Debtors and (b) the Lenders hereby authorize the Agent to take such actions as may be necessary to cause such proceeds to be paid to the Debtors.

ARTICLE XI
THE AGENTS

Section 11.01     Appointment; Powers.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02      Duties and Obligations of Agent.  The Agent shall have no duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Debtors or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03      Action by Agent.  The Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

Section 11.04     Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Agent.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent.

Section 11.05     Subagents.  The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 11.06      Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, the Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower, and the Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07       Agent and Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Debtor or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08       No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by any Debtor of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Debtors.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, no Agent nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Orrick, Herrington & Sutcliffe LLP is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09      Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to any Debtor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Agent under Section 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any chapter 11 plan, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10      Authority of Agent to Release Collateral and Liens.  Each Lender and each Issuing Bank hereby authorizes the Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and each Issuing Bank hereby authorizes the Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11      Secured Cash Management Agreements.  No Secured Cash Management Provider that obtains the benefits of Section 10.02(c), any Loan Guarantee or any Collateral by virtue of the provisions hereof or of any Loan Guarantee, any Security Instrument or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Secured Cash Management Provider.

Section 11.12    The Arranger.  The Arranger shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as a Lender hereunder to the extent it is a party to this Agreement as a Lender.

ARTICLE XII
MISCELLANEOUS

Section 12.01       Notices.

(a)         Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to any Loan Party, to the Borrower at

Legacy Reserves LP
303 West Wall Street, Suite 1800
Midland, Texas  79701
Attention:  Robert Norris
Email:  rnorris@legacyreserves.com
Phone:  432-689-5217

with a copy to

Legacy Reserves LP
303 West Wall Street, Suite 1800
Midland, Texas  79701
Attention: Bert Ferrara
Email:  bferrara@legacyreserves.com
Phone: 432-221-6363

(ii)          if to the Agent, to it at

Wells Fargo Bank, National Association
1000 Louisiana Street, 9th Floor
Houston, Texas 77002
Attention: Brett Steele, Director
Facsimile: 713-319-1920
Email: Brett.A.Steele@wellsfargo.com

(iii)       if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02       Waivers; Amendments.

(a)          No failure on the part of the Agent, any other Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Agent, each other Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby; (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date or the Maturity Date without the written consent of each Lender affected thereby; (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; (v) waive or amend Section 3.04(c), Section 6.01, Section 6.02, Section 8.14, Section 10.02(c), Section 12.14 or any provisions of this Section 12.02(b) or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender (other than a Defaulting Lender); provided, further, that any waiver or amendment to the terms of Section 12.14 or this proviso in this Section 12.02(b)(v) shall also require the written consent of each Secured Swap Party (unless such Secured Swap Party is a Defaulting Lender), and any amendment or waiver to the terms of Section 10.02(c) shall also require the written consent of each Secured Swap Party adversely affected thereby; (vi) amend or otherwise modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement,” “Secured Swap Obligations” or “Secured Swap Party” without the written consent of each Secured Swap Party adversely affected thereby; (vii) release any Guarantor, release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.13 to be less than 80%, without the written consent of each Lender (other than a Defaulting Lender); or (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Agent, such other Agent or the Issuing Bank, as the case may be and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (1) any fee letter between the Borrower and any Lender or the Agent or the Issuing Bank to require the consent of the Majority Lenders, (2) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Majority Lenders, (3) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Majority Lenders except as specifically required by Section 2.08, or (4) any Secured Cash Management Agreement to require the consent of the Majority Lenders.  Notwithstanding the foregoing, (A) any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Agent a supplemental schedule clearly marked as such and, upon receipt, the Agent will promptly deliver a copy thereof to the Lenders, (B) any Security Instrument may be supplemented to add additional collateral or join additional Persons as Guarantors with the consent of the Agent, and (C) the Borrower and the Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

(c)          Anything herein to the contrary notwithstanding, if the Debtors’ proposed plan of reorganization (“Proposed Plan”) provides for (in whole or in part) the refinancing of the Refinanced Loans and the Existing Obligations on the effective date of an Approved Plan of Reorganization in lieu of repayment in full in cash of the Refinanced Loans and the Existing Obligations, then, if such Proposed Plan has been accepted by a class consisting solely of the Existing Lenders, then the holders of not less than 66 2/3% of the Refinanced Loans (the “Required Refinanced Lenders”) may (without the consent of any other Refinanced Lenders or the Agent) agree on behalf of all Refinanced Lenders that the full amount of the Refinanced Loans will not be required to be repaid in cash on the Maturity Date, but instead shall be treated in any manner approved by the Required Refinanced Lenders.  No amendment or waiver shall, unless signed by all Refinanced Lenders, amend this clause (c) or change the definition of the term Required Refinanced Lenders or the percentage of Refinanced Lenders which shall be required for Refinanced Lenders to take any action hereunder, in each case without the consent of all Refinanced Lenders.

Section 12.03       Expenses, Indemnity; Damage Waiver.

(a)         The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses and, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent as to the rights and duties of the Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (v) all reasonable out-of-pocket fees, charges and expenses of one special bankruptcy counsel for each Secured Swap Party in connection with the structuring and preparation of any Secured Swap Agreement to be entered into after the Petition Date.

(b)       THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF ANY DEBTOR TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE DEBTORS BY THE DEBTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE DEBTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY ANY DEBTOR WITH ANY ENVIRONMENTAL LAW APPLICABLE TO ANY SUCH DEBTOR, (x) THE PAST OWNERSHIP BY ANY DEBTOR OF ANY OF ITS PROPERTIES OR PAST ACTIVITY ON ANY OF ITS PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE ANY DEBTOR OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY DEBTOR, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY DEBTOR, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or such Issuing Bank in its capacity as such.

(d)         To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section 12.03 shall be payable within ten (10) Business Days of written demand therefor.

Section 12.04       Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender, not to be unreasonably withheld or delayed (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04; provided that any such assignment or participation must comply with any restrictions on assignments or participations, as applicable, as agreed to by the transferring lender in any restructuring support agreement and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Agent, provided that no consent of the Agent shall be required for an assignment to an assignee that is a Lender or any Affiliate of a Lender, immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         Subject to clause (C) below, except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, as applicable, the amount of the Commitment or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 (or a lesser amount if the assigning Lender’s outstanding Commitment or Loans, as applicable, amounts to less than $5,000,000);

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)          each assignment of any Lender’s Commitment and/or New Money Loan (including any portion thereof) shall include an assignment in the same proportion of such Lenders’ Refinanced Loans;

(D)          the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(E)          the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire; and

(F)          no such assignment shall be made to the Borrower, any Affiliate of the Borrower, a Defaulting Lender (or any entity who, upon becoming a Lender hereunder, would constitute a Defaulting Lender), any Affiliate of a Defaulting Lender or a natural person.

(iii)        Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, and except in the case of an assignment to an Affiliate of a Lender, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)      The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)          (i) Any Lender may, without the consent of the Borrower the Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) increase the commitment of such Participant, (2) reduces or forgives any principal, interest or fees payable to such Participant, (3) extends the Maturity Date or the date of payment of interest or fees on the Loans or commitments with respect to such Participant, (4) release of all or substantially all of the value of the Loan Guarantee or Collateral, and (5) any adverse change to the superpriority status of the claims or liens on the Collateral.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii) the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b) (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.05       Survival; Revival; Reinstatement.

(a)         All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)        To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.

Section 12.06       Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)        This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)         Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07      Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations Secured Swap Obligations) at any time owing by such Lender or Affiliate to or for the credit or the account of any Debtor against any of and all the obligations of the Debtors owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09       GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)         THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.  CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b)         THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE BANKRUPTCY COURT AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF TEXAS SITTING IN HOUSTON, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)      EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN, (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10       Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11       Confidentiality.  The Agent, each other Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower or any of its Subsidiaries and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Debtors relating to any Debtor and its business, other than any such information that is available to the Agent, any other Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower, or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12       Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13      EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14       Collateral Matters; Secured Swap Agreements; Secured Cash Management Agreements.  The benefit of the Security Instruments and the other Loan Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Providers, in each case on a pro rata basis in respect of Secured Swap Obligations and Secured Cash Management Obligations.  In addition, it is understood and agreed that the benefit of the Security Instruments and the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to such Lenders or their Affiliates as provided herein and in the Security Instruments notwithstanding that any such Lender (as defined in the Existing Credit Agreement) is not a Lender hereunder.  Except as set forth in Section 12.02(b), no Secured Swap Party that is no longer a Lender (or an Affiliate of a Lender) nor any Secured Cash Management Provider shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations or Secured Cash Management Obligations. All Secured Cash Management Agreements are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in such Secured Cash Management Agreements, and any payoff statement from any Lender relating to this Agreement shall not apply to Secured Cash Management Agreements, except as otherwise expressly provided in such payoff statement.

Section 12.15      No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Agent, the other Agents, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries other than to the extent contemplated by the last sentence of Section 12.04(a).

Section 12.16      USA PATRIOT Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the USA PATRIOT Act.

Section 12.17     Non-Fiduciary Status.  The arranging and other services regarding this Agreement provided by the Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the Agent, the Arranger, and the Lenders, on the other hand.  The Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; the Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and neither the Agent, the Arranger nor any Lender has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents.  The Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and its Affiliates, and none of the Agent, the Arranger, or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.18      Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any amendment, repayment, refinancing, incremental, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender and such cashless settlement shall be deemed to comply with any requirement hereunder or any other Loan Document or DIP Order that such payment be made “in dollars,” in “immediately available funds,” “in cash” or any other similar concept.

Section 12.19     Joinder of Subsidiaries.  Upon the execution and delivery by a Subsidiary and the Agent of a Joinder Agreement, and delivery to the Agent of such other Security Instruments, documents and opinions with respect to such Subsidiary as may reasonably be requested by the Agent, such Subsidiary shall become a Guarantor hereunder, with the same force and effect as if originally named as such herein, and without the consent of any other party hereto.  The rights and obligations of each Loan Party hereunder and under the other Loan Documents shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

Section 12.20       [Reserved].

Section 12.21       [Reserved].

Section 12.22      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 12.23     Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)          In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII
LOAN GUARANTEE

Section 13.01     Guarantee.  Each Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Agent, the Lenders, the Issuing Banks and the other Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”); provided, that the guarantee of any Subsidiary Guarantor will not apply to any Secured Swap Obligation if and to the extent that it would be unlawful for such Subsidiary Guarantor to guarantee such Secured Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason (and after giving effect to the guarantees by the other Guarantors of the Secured Obligations of such Subsidiary Guarantor) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor becomes effective with respect to such Secured Swap Obligation.  Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 13.02      Guarantee of Payment.  This Loan Guarantee is a guarantee of payment and not of collection.  Each Guarantor waives any right to require the Agent, any Issuing Bank, any Lender or any other Secured Party to sue the Borrower, any other Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

Section 13.03       No Discharge or Diminishment of Loan Guarantee.

(a)        Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b)        The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)         Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, any Issuing Bank, any Lender or any other Secured Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, any Issuing Bank, any Lender or any other Secured Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 13.04     Defenses Waived.  To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any other Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any other Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 13.05     Rights of Subrogation.  No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Borrower and the Guarantors have fully performed all their obligations to the Agent, the Issuing Banks, the Lenders and the other Secured Parties.

Section 13.06     Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the Issuing Banks, the Lenders or the other Secured Parties are in possession of this Loan Guarantee.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Agent.

Section 13.07    Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guarantee, and agrees that none of the Agent, any Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 13.08     Taxes.  The provisions of Section 5.03 shall apply mutatis mutandis to all payments by the Guarantors of the Guaranteed Obligations.

Section 13.09     Maximum Liability.  The provisions of this Loan Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Loan Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Loan Guarantee, then, notwithstanding any other provision of this Loan Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Loan Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 13.10     Contribution.  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Section, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantor, the aggregate amount of all monies received by such Guarantors from the Borrower after the Interim Facility Effective Date (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of the Agent, the Issuing Banks, the Lenders and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 13.11       Representations and Warranties.  Each Guarantor hereby represents and warrants to the Agent and each Lender that:

(a)          the representations and warranties set forth in Article VII as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects after giving effect to such qualification), provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this clause, be deemed to be a reference to such Guarantor’s knowledge.

(b)         on the date hereof, the correct legal name of such Guarantor, all names and trade names that such Guarantor has used in the last five (5) years, such Guarantor’s jurisdiction of organization and each jurisdiction of organization of such Guarantor over the last five (5) years, organizational number, taxpayor identification number, and the location(s) of such Guarantor’s chief executive office or sole place of business over the last five years are specified on Schedule 13.11.

(c)         the Borrower is a member of an affiliated group of companies that includes each Guarantor, and the Borrower and the other Guarantors are engaged in related businesses.  Each Guarantor agrees that it shall benefit, directly or indirectly, from the transactions contemplated by this Agreement; and it has determined that this Loan Guarantee is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrower.

Section 13.12       Subordination of Indebtedness.

(a)         Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Borrower or any other Guarantor to the Borrower or any other Guarantor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by.  After and during the continuation of an Event of Default, no Guarantor shall receive or collect, directly or indirectly, from any other obligor in respect thereof any amount upon the Guarantor Claims.

(b)         Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Guarantor, the Agent on behalf of the Agent and the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to the Agent for the benefit of the Agent and the Secured Parties for application against the Borrower Obligations as provided under Section 10.02(c) hereof. Should any Agent or Secured Party receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between such Guarantors, shall constitute a credit upon the Guarantor Claims, then upon payment in full in cash of the Borrower Obligations, the expiration of all Letters of Credit outstanding under the Credit Agreement and the termination of all of the Commitments, the intended recipient shall become subrogated to the rights of the Agent and the Secured Parties to the extent that such payments to the Agent and the Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if the Agent and the Secured Parties had not received dividends or payments upon the Guarantor Claims.

(c)         Payments Held in Trust.  In the event that, notwithstanding clauses (a) and (b) above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such clauses, then it agrees: (i) to hold in trust for the Agent and the Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (ii) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Agent, for the benefit of the Secured Parties; and each Guarantor covenants promptly to pay the same to the Agent.

(d)       Liens Subordinate. Each Guarantor agrees that, until the Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the termination of all of the Commitments, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of such Guarantor, the Agent or any Secured Party presently exist or are hereafter created or attach.  Without the prior written consent of the Agent, no Guarantor, during the period in which any of the Obligations are outstanding or the Commitments are in effect, shall (i) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien securing payment of the Guarantor Claims held by it.

(e)          Notation of Records.  Upon the request of the Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Loan Guarantee.

Section 13.13       Other Terms.

(a)          Notices. All notices and other communications to any Guarantor shall be given in the manner and subject to the terms of Section 12.01; provided that each Guarantor acknowledges and agrees that any such notice, request or demand to or upon any Guarantor by the Agent, the Lenders or any other Secured Party may be addressed the Borrower and any notice provided to the Borrower hereunder shall constitute notice to each Guarantor on the date received by the Borrower in accordance with Section 12.01.

(b)          Indemnities, Etc.

(i)         Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Loan Guarantee.

(ii)       Each Guarantor agrees to pay, and to save the Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Loan Guarantee to the extent the Borrower would be required to do so pursuant to Section 12.03 hereof.

(c)          Acknowledgments. Each Guarantor hereby acknowledges that:

(i)        it has been advised by counsel in the negotiation, execution and delivery of this Agreement, including the Loan Guarantee and the other Loan Documents to which it is a party;

(ii)         neither the Agent nor any Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii)      no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Guarantors and the Secured Parties.

(iv)        each Guarantor specifically agrees that it has a duty to read this Agreement, the Security Instruments and the other Loan Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement, the Security Instruments and the other Loan Documents; that it has in fact read this Agreement, the Security Instruments and the other Loan Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its entry of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LEGACY RESERVES LP, as a debtor and debtor-in-possession

	By:	Legacy Reserves GP, LLC, its general partner

	By:	Legacy Reserves Inc., its sole member

	By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

GUARANTORS:	LEGACY RESERVES OPERATING LP
as a debtor and debtor-in-possession

	By:	Legacy Reserves Operating GP LLC, its general partner

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

	By:	Legacy Reserves, Inc., its sole member

	By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Chief Executive Officer

LEGACY RESERVES OPERATING GP LLC, as a debtor and debtor-in-possession

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

	By:	Legacy Reserves Inc., its sole member

	By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

LEGACY RESERVES GP, LLC

By:	Legacy Reserves Inc., its sole member

By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Chief Executive Officer

LEGACY RESERVES INC.
LEGACY RESERVES ENERGY SERVICES LLC
DEW GATHERING LLC
PINNACLE GAS TREATING LLC
LEGACY RESERVES SERVICES LLC
LEGACY RESERVES FINANCE CORPORATION
LEGACY RESERVES MARKETING LLC, each as a debtor and debtor-in-possession

By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Chief Executive Officer

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender

	By:	/s/ Brett Steele
Name: Brett Steele
Title: Director

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

LENDERS:	AG Energy Funding, LLC

	By:	/s/ Todd Dittmann
Todd Dittmann
Authorized Person

Banc of America Credit Products, Inc.

	By:	/s/ Cassie Goodnight
Cassie Goodnight
Authorized Signatory

Bank of American, N.A.

	By:	/s/ Kevin Behan
Kevin Behan
Managing Director

Barclays Bank PLC (“Barclays”), solely in respect of its Portfolio Management Group (“PMG”) and not any other desk, unit, group, division, or affiliate of Barclays, as a Lender.

For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall bind Barclays or its affiliates to take or not take any action, or otherwise in any respect, other than with respect to its PMG.

	By:	/s/ Sydney G. Dennis
Syndey G. Dennis
Director

BMO Harris Financing Inc.

	By:	/s/ Melissa Guzmann
Melissa Guzmann
Director

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

BP Energy Company

By:	/s/ Timothy Yee
Timothy Yee
Attorney-in-Fact

Citibank, N.A.

By:	/s/ Cliff Vaz
Cliff Vaz
Vice President

Credit Agricole Corporate and Investment Bank

By:	/s/ Pierre Bennaim
Pierre Bennaim
Managing Director

By:	/s/ Kathleen Sweeney
Kathleen Sweeney
Managing Director

Cross Ocean USSS Fund I (A) LP, as a Lender
By Cross Ocean Partners Management, LP its Investment Manager

By:	/s/ Nicholas Renwick
Nicholas Renwick
Authorized Signatory

Cross Ocean USSS SIF I LP, as a Lender
By Cross Ocean Partners Management, LP its Investment Manager

By:	/s/ Nicholas Renwick
Nicholas Renwick
Authorized Signatory

Fifth Third Bank

By:	/s/ David R. Garcia
David R. Garcia
Vice President

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]

JPMorgan Chase Bank, N.A.

By:	/s/ Stephanie Balette
Stephanie Balette
Authorized Officer

Royal Bank of Canada

By:	/s/ Nicholas Renwick
Nicholas Renwick
Authorized Signatory

Santander Bank, N.A.

By:	/s/ Mark Connelly
Mark Connelly
Senior Vice President

By:	/s/ Puiki Lok
Puiki Lok
Vice President

Shell Trading Risk Management, LLC

By:	/s/ Carla Vincitore
Carla Vincitore
President

Societe General

By:	/s/ Max Sonnonstine
Max Sonnonstine
Director

The Bank of Nova Scotia,
Houston Branch

By:	/s/ Terry Donovan
Terry Donovan
Managing Director

U.S. Bank, National Association

By:	/s/ Nicholas V. Ocepek
Nicholas V. Ocepek
Senior Vice President

West Texas National Bank

By:	/s/ Mark D. McKinney
Mark D. McKinney
Executive Vice President

[Signature Page to Senior Secured Superpriority Debtor-in-Possession Credit Agreement]